Exhibit (a)(1)(A)

OMNIVISION TECHNOLOGIES, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating to the

OmniVision Technologies, Inc. 2000 Stock Plan and the

OmniVision Technologies, Inc. 2007 Equity Incentive Plan

covering securities that have been registered under the Securities Act of 1933, as amended.

November 18, 2009

OMNIVISION TECHNOLOGIES, INC.

Offer to Exchange Certain Outstanding Options

for Restricted Stock Units

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time,

on December 16, 2009 unless we extend the expiration date.

By this offer, OmniVision Technologies, Inc. or its subsidiaries (collectively referred to as “OmniVision,” the “Company,” “we,” “our” or “us”) is giving eligible employees the opportunity to exchange some or all of their outstanding options granted under the Company’s 2000 Stock Plan or the Company’s 2007 Equity Incentive Plan with an exercise price greater than or equal to $23.01 per share that were granted before November 1, 2008, whether vested or unvested, for new restricted stock units (“RSUs”) (the “offer”).

We will grant the RSUs following the expiration of the offer on the same calendar day on which we cancel the options surrendered in the exchange (the “RSU grant date”).  We expect the RSU grant date to be December 16, 2009.  If the offer’s expiration date is extended, the RSU grant date will be similarly delayed.  The RSUs will be granted under the terms of the Company’s 2007 Equity Incentive Plan (including any country-specific appendices thereto).

For purposes of this offer, the term “option” refers to an option to purchase one (1) share of our common stock, and the term “option grant” refers to a grant of one or more options. You may tender for exchange any one (1) or more of your eligible options or none at all. However, if you choose to tender one or more options received pursuant to a particular eligible option grant, you must exchange all outstanding options received pursuant to such grant.

The vesting schedule of the RSUs will be determined on a grant-by-grant basis and will depend upon the remaining vesting term of the exchanged options as of the expiration date.  The vesting schedules of the RSUs are detailed in Section 9 of this Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”).  Vesting of the RSUs is conditioned upon your continued service with us through each applicable vesting date.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “OVTI.”  On November 11, 2009, the closing price of our common stock was $12.85 per share.  You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 15 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you are encouraged to submit your election via the offer website at https://omnivision.equitybenefits.com and follow the instructions on the offer website.  The offer website will also provide you with certain information about your eligible options, including the grant date, the exercise price, the number of underlying shares and the election alternatives available to you.  To help you recall your eligible options and give you the information necessary to make an informed decision, please refer to your E*trade account for further information on your outstanding options.  You may access your E*trade account at www.stockplan.etrade.com.

We encourage you to submit your election electronically via the offer website.  If you are unable to do so, you must complete a paper election form and return it via facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery, on or before 9:00 p.m., Pacific Time, on December 16, 2009, unless we extend the offer to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA 95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

To obtain a paper election form, please send an e-mail request to Stock Administration at stockadmin@ovt.com or call (408) 653-3100.  You can also view and print the election form at the U.S. Securities and Exchange Commission’s (“SEC”) website at www.sec.gov.

The delivery of all documents, including election forms and withdrawal forms, is at your risk.  Only responses that are complete and actually received by OmniVision (whether via the offer website or via facsimile, e-mail, or, if you are located in Santa Clara, hand delivery) before the deadline will be accepted.  Responses submitted by any other means, including interoffice, U.S. mail (or other post) or express mail (or similar delivery service) are not permitted.  OmniVision intends to confirm the receipt of your online election by e-mail within one (1) U.S. business day.  OmniVision intends to confirm the receipt of your signed election confirmation form (if applicable), election form and/or any withdrawal form submitted by facsimile, e-mail, or, if you are located in Santa Clara, hand delivery by e-mail within two (2) U.S. business days.  If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election or election form and/or withdrawal form by sending an e-mail to Stock Administration at stockadmin@ovt.com or calling (408) 653-3100.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer.  Any representation to the contrary is a criminal offense.

If you need additional copies of the offer documents or the election or withdrawal forms, you should send an e-mail to Stock Administration at stockadmin@ovt.com or call (408) 653-3100.  Copies will be furnished promptly at our expense.  You can also view and print documents through the SEC’s website at www.sec.gov.  You should direct questions about this offer to Stock Administration at stockadmin@ovt.com or call (408) 653-3100.

Offer to Exchange dated November 18, 2009

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you.  We have not authorized anyone to provide you with different information.  We are not making an offer of the RSUs in any jurisdiction where the offer is not permitted or where it would not achieve its compensatory purposes, and in such jurisdictions we are considering alternative compensation programs.  However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions.  You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer.  This Offer to Exchange summarizes various documents and other information.  These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS		2

RISKS OF PARTICIPATING IN THE OFFER		15

THE OFFER		35

1.	Eligibility	35

2.	Number of awards; expiration date	35

3.	Purposes of the offer	36

4.	Procedures for electing to exchange awards	38

5.	Withdrawal rights and change of election	41

6.	Acceptance of options for exchange and granting of RSUs	42

7.	Conditions of the offer	42

8.	Price range of shares underlying the awards	44

9.	Source and amount of consideration; terms of RSUs	45

10.	Information concerning OmniVision	50

11.	Interests of directors and executive officers; transactions and arrangements concerning the options	51

12.	Status of options acquired by us in the offer; accounting consequences of the offer	53

13.	Legal matters; regulatory approvals	53

14.	Material income tax consequences	53

15.	Extension of offer; termination; amendment	56

16.	Fees and expenses	57

17.	Additional information	57

18.	Financial statements	58

19.	Miscellaneous	58

SCHEDULE A	Information Concerning the Executive Officers and Directors of OmniVision Technologies, Inc.	A-1

SCHEDULE B	Summary Financial Information of OmniVision Technologies, Inc.	B-1

SCHEDULE C	Guide to Tax & Legal Issues in the People’s Republic of China	C-1

SCHEDULE D	Guide to Tax & Legal Issues in Finland	D-1

SCHEDULE E	Guide to Tax & Legal Issues in Hong Kong	E-1

SCHEDULE F	Guide to Tax & Legal Issues in Japan	F-1

SCHEDULE G	Guide to Tax & Legal Issues in Singapore	G-1

SCHEDULE H	Guide to Tax & Legal Issues in South Korea	H-1

SCHEDULE I	Guide to Tax & Legal Issues in Taiwan	I-1

SCHEDULE J	Guide to Tax & Legal Issues in the United Kingdom	J-1

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer.  You should read carefully this entire Offer to Exchange, the attached exhibits and the election and withdrawal forms together with their associated instructions.  This offer is made subject to the terms and conditions of these documents as they may be amended from time to time hereafter.  The information in this summary is not complete.  Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents.  We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.                            What is the offer?

A1.                             This offer is an opportunity for eligible employees to voluntarily exchange outstanding options with an exercise price greater than or equal to $23.01 per share that were granted under the Plans (as defined below) before November 1, 2008 for RSUs.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange

•                  “cancellation date” refers to the same calendar day as the expiration date.  This is the date when exchanged options will be cancelled.  We expect that the cancellation date will be December 16, 2009.  If the expiration date is extended, then the cancellation date will be similarly delayed.

•                  “common stock” refers to OmniVision’s common stock.

•                  “eligible employee” refers to an employee of OmniVision (which, for purposes of this offer, includes all subsidiaries of OmniVision) who resides in the United States, People’s Republic of China, Finland, Hong Kong, Japan, Singapore, South Korea, Taiwan or the United Kingdom as of the commencement of the offer and through the cancellation date.  However, our named executive officers and the members of our board of directors are not eligible employees and may not participate in the offer.

•                  “eligible option grant” refers to a grant of one (1) or more eligible options.

•                  “eligible options” refers to outstanding options to purchase shares of OmniVision’s common stock that have an exercise price greater than or equal to $23.01 per share that were granted under the Plans before November 1, 2008 and remain outstanding and unexercised as of the expiration date.

•                  “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•                  “exchanged options” refers to options that you exchange for RSUs pursuant to this offer.

•                  “expiration date” refers to the date that this offer expires.  We expect that the expiration date will be December 16, 2009, at 9:00 p.m., Pacific Time.  We may extend the expiration date at our discretion.  If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•                  “named executive officers” are Shaw Hong, Xinping (James) He, Anson Chan, Y. Vicky Chou and Bruce Weyer.

•                  “offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date.  This period will commence on November 18, 2009, and we expect it to end at 9:00 p.m., Pacific Time, on December 16, 2009.

•                  “Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for Restricted Stock Units.

•                  “offer website” is a dedicated website established for this offer through which eligible employees may submit elections electronically.

•                  “option” refers to an option to purchase one (1) share of our common stock.

•                  “outstanding option” refers to an unexercised option under the Plans held by an eligible employee.

•                  “Plans” refers to the OmniVision Technologies, Inc. 2000 Stock Plan and OmniVision Technologies, Inc. 2007 Equity Incentive Plan.

•                  “RSUs” refers to restricted stock units granted pursuant to this offer that replace your exchanged options. Each RSU granted in the offer represents the right to receive one (1) share of our common stock on specified dates when the RSU vests.  RSUs will be granted on the RSU grant date pursuant to the 2007 Equity Incentive Plan (including any country-specific appendices thereto) and subject to the terms and conditions of an RSU agreement between you and the Company.

•                  “RSU grant date” refers to the date that is the same calendar date as the expiration date and the cancellation date.  This is the date when RSUs will be granted.  We expect that the RSU grant date will be December 16, 2009.  If the expiration date is extended, then the RSU grant date will be similarly delayed.

Q2.                            How do I participate in this offer?

A2.                             If you are an eligible employee, you will receive on the commencement of the offer an e-mail announcing this offer and directing you to the offer website.  If you do not want to participate, then no action is necessary.  If you wish to participate in this offer, you are encouraged to access the offer website at https://omnivision.equitybenefits.com and click on the MAKE AN ELECTION button. You will be directed to your electronic election form that contains personalized information with respect to each eligible option grant you hold.

You will need to select the appropriate box next to each of your eligible options to indicate your choice of whether to exchange your eligible options in accordance with the terms of this offer or retain your eligible options under their current terms.  After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your eligible options.  If you are not a resident of China or Taiwan, and are satisfied with your elections, you will proceed to the “Agreement to Terms of Election” page.  Only after you agree to the Agreement to Terms of Election will you be directed to the “Print Confirmation” page.  Please print and keep a copy of the Print Confirmation page for your records.  Unless you are a resident of China or Taiwan, you will have completed the election process.  You will receive an e-mail confirming your election within one (1) U.S. business day.  If you do not receive an e-mail confirmation, it is your responsibility to confirm that we have received your election by sending an e-mail to Stock Administration at stockadmin@ovt.com or calling (408) 653-3100.

If you are a resident of China or Taiwan, after agreeing to the Agreement to Terms of Election, you will proceed to the “Print Confirmation” page to print out your election confirmation form.  Due to local law, in order to make a valid election, we must receive your signed election confirmation form prior to the expiration of the offer.  Please sign the election confirmation form and return it via facsimile or e-mail (via PDF or similar imaged document file) to:

Stock Administration

OmniVision Technologies, Inc.

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

After you have faxed or e-mailed us your signed election confirmation form, please return the original election confirmation form to your local human resources representative.

Upon receipt of the completed election confirmation form, we will send you a confirmation e-mail indicating the completion of your election process within two (2) U.S. business days.  If you do not receive an e-mail confirmation, it is your responsibility to confirm that we have received your election confirmation form by sending an e-mail to Stock Administration at stockadmin@ovt.com or calling (408) 653-3100.  If you wish to participate, you must complete the election process (including returning your completed election confirmation form) in the foregoing manner on or before 9:00 p.m., Pacific Time, on December 16, 2009.  If we extend the offer beyond that deadline, you must complete the process before the extended expiration of the offer.

If you wish to change your election to participate in this offer, you must access the offer website at https://omnivision.equitybenefits.com and complete a new electronic election form on or before 9:00 p.m., Pacific Time, on December 16, 2009, unless we extend the offer.

We encourage you to submit and/or change your election electronically via the offer website.  If you would like to participate in the offer and you are unable to make your election electronically, you must complete a paper election form and return it via facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery, on or before 9:00 p.m., Pacific Time, on December 16, 2009, unless we extend the offer, to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA 95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

To obtain a paper election form please send an e-mail request to Stock Administration at stockadmin@ovt.com or call (408) 653-3100.  You can also view and print the election form at the SEC’s website at www.sec.gov.

If you are a resident of China or Taiwan, you can either follow the electronic election process as described above, and return the signed election confirmation form back to us via facsimile or e-mail (via PDF or similar imaged document file), or request a paper election form.  In order to make a valid election, we must receive the election confirmation form as signed by you, on or before 9:00 p.m., Pacific Time, on December 16, 2009, unless we extend the offer.  After you have faxed or e-mailed us your signed election confirmation form, please return the original election confirmation form to your local human resources representative.

You may tender for exchange any one (1) or more of your eligible options or none at all. However, if you choose to tender options received pursuant to a particular eligible option grant, you must exchange all outstanding options received pursuant to such option grant.  To help you recall your eligible options and give you the information necessary to make an informed decision, please refer to your E*trade account for further information on your outstanding options.  You may access your E*trade account at www.stockplan.etrade.com.

This is a one-time offer, and we will strictly enforce the offering period.  We reserve the right to reject any eligible options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.  (See Section 4)

We may extend this offer.  If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day immediately following the previously scheduled expiration date.

The delivery of all documents, including election forms and withdrawal forms, is at your risk.  Only responses that are complete and actually received by OmniVision (whether via the offer website or via facsimile, e-mail, or, if you are located in Santa Clara, hand delivery) before the deadline will be accepted.  OmniVision intends to confirm the receipt of your online election by e-mail within one (1) U.S. business day.  OmniVision intends to confirm the receipt of your signed election confirmation form (if applicable), election form and/or any withdrawal form submitted by facsimile, e-mail, or, if you are located in Santa Clara, hand delivery by e-mail within two (2) U.S. business days.  If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election or election form and/or any withdrawal form by sending an e-mail to Stock Administration at stockadmin@ovt.com or calling (408) 653-3100.

Responses submitted by any other means, including interoffice or U.S. mail (or other post) or express mail (or similar delivery service), are not permitted.  (See Section 4)

Q3.                            How many RSUs will I receive for the options that I exchange?

A3.                             You will receive one (1) RSU for every 3.4 exchanged options.

As noted above, for purposes of this offer, including the exchange ratio, the term “option” refers to an option to purchase one (1) share of our common stock. For purposes of applying the exchange ratio, fractional RSUs will be rounded down to the nearest whole RSU on a grant-by-grant basis. (See Section 2)

Example:

Assume that you have 1,000 eligible options that you received pursuant to a single eligible option grant.  If you tender this eligible option grant for exchange, you will receive 294 RSUs on the RSU grant date.  This number is the result obtained by dividing 1,000 by 3.4 (the exchange ratio for the eligible options) and rounding down to the nearest whole RSU.

Q4.                            Who may participate in this offer?

A4.                             You may participate in this offer if you are an eligible employee of OmniVision at the time of this offer and you remain an eligible employee of OmniVision or a successor entity through the RSU grant date.  In addition, you may participate in this offer only if you reside in the United States,

People’s Republic of China, Finland, Hong Kong, Japan, Singapore, South Korea, Taiwan or the United Kingdom.  Our named executive officers and the members of our board of directors may not participate in the offer.  (See Section 1)

Q5.                            Why is OmniVision making this offer?

A5.                             We are making this offer to restore the retention and incentive benefits of our equity awards.  We believe that this offer will help us to retain our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value.  We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentives to our employees. However, our stock price, like that of many other companies in our industry, has declined significantly since the time some of our outstanding options were granted. As a result, some of our employees hold options with exercise prices significantly higher than the current market price of our common stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to receive RSUs that we believe may have greater retention value because, unlike underwater options, such RSUs provide value to employees even if our stock price remains depressed. (See Section 3)

Q6.                            Which of my options are eligible?

A6.                             Your eligible options are those options to purchase shares of common stock of OmniVision that have an exercise price greater than or equal to $23.01 per share, were granted under the Plans before November 1, 2008 and remain outstanding and unexercised as of the expiration date, currently expected to be December 16, 2009.  To help you recall your eligible options and give you the information necessary to make an informed decision, please refer to your E*trade account for further information on your outstanding options.  You may access your E*trade account at www.stockplan.etrade.com.  (See Section 2)

Q7.                            Are there circumstances under which I would not be granted RSUs?

A7.                             Yes.  If, for any reason, you are no longer an employee of OmniVision on the RSU grant date, you will not receive any RSUs.  Instead, you will keep your current eligible options and the eligible options will vest and expire in accordance with their terms.  Except as provided by applicable law and/or any employment agreement between you and OmniVision, your employment with OmniVision will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice.  (See Section 1)

Moreover, even if we accept your eligible options, we will not grant RSUs to you if we are prohibited from doing so by applicable laws.  For example, we could become prohibited from granting RSUs as a result of changes in SEC or NASDAQ rules.  We do not anticipate any such prohibitions at this time.  (See Section 13)

In addition, if you hold an option that expires after the commencement of, but before the cancellation of options under, this offer, that particular option is not eligible for exchange.  Therefore, if you hold options that expire before the currently scheduled cancellation date or, if we extend the offer such that the cancellation date is a later date and you hold options that expire before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms.  (See Section 15)

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination.  (See Section 15)

Q8.                            Am I required to participate in this option exchange?

A8.                             No.  Participation in this offer is completely voluntary.  (See Section 2)

Q9.                            When will my RSUs vest?

A9.                             Each RSU represents the right to receive one share of our common stock on a specified future date if the RSU has vested in accordance with the vesting schedules summarized in the table and further described below, subject to your continuing to be an employee or other service provider to OmniVision through each relevant vesting date:

Remaining Vesting Schedule of Exchanged Options	Vesting Schedule of RSUs
Exchanged options that are fully vested or have less than one (1) year remaining on vesting schedule as of the expiration date	The RSUs will be scheduled to vest over a two (2) year period following the RSU grant date
Exchanged options that have one (1) year or more, but less than two (2) years remaining on vesting schedule as of the expiration date	The RSUs will be scheduled to vest over a three (3) year period following the RSU grant date
Exchanged options that have two (2) or more years remaining on the vesting schedule as of the expiration date	The RSUs will be scheduled to vest over a four (4) year period following the RSU grant date

•                  The vesting schedule of the RSUs will be determined on a grant-by-grant basis and will depend upon the remaining vesting schedule of the exchanged options as of the expiration date.

•                  None of the RSUs will be vested as of the RSU grant date.

•                  No RSUs will be scheduled to vest earlier than one (1) year from the RSU grant date.

•                  The annual vesting date will be the anniversary of the RSU grant date.

•                  If the exchanged options are fully vested or have less than one (1) year remaining on the vesting schedule as of the expiration date, the RSUs will vest as to 50% of the RSUs on each of the first two (2) anniversaries of the RSU grant date, so that 100% of the RSUs will be vested on the second anniversary of the RSU grant date, provided that the eligible employee remains in continued service with the Company through each vesting date.

•                  If the exchanged options have one (1) year or more but less than two (2) years remaining on the vesting schedule as of the expiration date, the RSUs will vest as to 1/3 of the RSUs on each of the first three (3) anniversaries of the RSU grant date so that 100% of the RSUs will be vested on the third anniversary of the RSU grant date, provided that the eligible employee remains in continued service with the Company through each vesting date.

•                  If the exchanged options have two (2) or more years remaining on the vesting schedule as of the expiration date, the RSUs will vest as 25% of the RSUs on each of the first four (4) anniversaries of the RSU grant date, so that 100% of the RSUs will be vested on the fourth anniversary of the RSU grant date, provided that the eligible employee remains in continued service with the Company through each vesting date.

•                  We will make minor modifications to the vesting schedule of any RSUs to eliminate fractional vesting (such that a whole number of RSUs will vest on each vesting date); this will be done by rounding down to the nearest whole number the number of RSUs that will vest on any vesting date and carrying over any fractional RSUs to the following vesting date.

Example:

Assume that you have 1,000 eligible options that are fully vested on the expiration date.  If you tender these eligible options for exchange, you will receive 294 RSUs on the RSU grant date.  Your RSUs will be scheduled to vest according to the following vesting schedule, subject to your continued service through each vesting date: 147 RSUs will vest on the first anniversary of the RSU grant date and 147 RSUs will vest on the second anniversary of the RSU grant date.

Example:

Assume that you have 1,000 eligible options that have 18 months remaining on the vesting schedule as of the expiration date.  If you tender these eligible options for exchange, you will receive 294 RSUs on the RSU grant date.  Your RSUs will be scheduled to vest according to the following vesting schedule, subject to your continued service through each vesting date: 98 RSUs will vest on the first anniversary of the RSU grant date, 98 RSUs will vest on the second anniversary of the RSU grant date and 98 RSUs will vest on the third anniversary of the RSU grant date.

Example:

Assume that you have 1,000 eligible options that have 36 months remaining on the vesting schedule as of the expiration date.  If you tender these eligible options for exchange, you will receive 294 RSUs on the RSU grant date.  Your RSUs will be scheduled to vest according to the following vesting schedule, subject to your continued service through each vesting date: 73 RSUs will vest on the first anniversary of the RSU grant date, 74 RSUs will vest on the second anniversary of the RSU grant date, 73 RSUs will vest on the third anniversary of the RSU grant date and 74 RSUs will vest on the fourth anniversary of the RSU grant date.

Q10.                     If I participate in this offer, do I have to exchange all of my eligible options?

A10.                          No.  You may pick and choose which of your outstanding eligible option grants you wish to exchange.  However, if you decide to exchange any options received pursuant to a particular eligible option grant, you must exchange all of the outstanding options received pursuant to such grant (i.e. you must make your election to participate on a grant-by-grant basis).  This means that you may not elect to exchange only some of the shares covered by any particular eligible option grant. However, you may elect to exchange the entire remaining portion of any eligible option grant that you have partially exercised. The result is that you may elect to exchange one or more of your eligible option grants, but you must elect to exchange the entire unexercised portion of a given grant or none of the shares for that particular grant. For example, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 shares of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 2,000 shares, you may elect to exchange:

•                 Your first eligible option grant covering the entire remaining 300 shares,

•                 Your second eligible option grant covering 1,000 shares,

•                 Your third eligible option grant covering 2,000 shares,

•                 Two of your three eligible option grants for the amount of shares as described above,

•                 All three of your eligible option grants for the amount of shares as described above, or

•                 None of your eligible option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first eligible option grant with respect to options to purchase only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third eligible option grants.

Q11.                     What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A11.                       If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As you are the legal owner of the eligible options, the Company will respect an election properly made by you and accepted by the Company and will not be responsible to you or the beneficial owner of the eligible options for any errors made by you with respect to such an election.  (See Section 2)

Q12.                     When will I receive the RSUs?

A12.                       We will grant the RSUs on the RSU grant date.  The RSU grant date will be the same calendar day as the cancellation date, which we expect to be December 16, 2009.  If the cancellation date is extended, the RSU grant date will be similarly delayed.  You will receive your RSU agreement as soon as practicable after the expiration of the offer.  We will upload the grant information onto your E*trade account.  E*trade will then send you an e-mail with instructions for accepting the grant online.  You have to complete this online grant acceptance process in order to receive the RSU grant.  (See Section 6)

Q13.                     When will my exchanged options be cancelled?

A13.                       Your exchanged options will be cancelled following the expiration of the offer on the same calendar day as the offer’s expiration date.  We refer to this date as the cancellation date.  We expect that the cancellation date will be December 16, 2009, unless the offer period is extended.  (See Section 6)

Q14.                     Once I surrender my exchanged options, is there anything I must do to receive the RSUs?

A14.                       No.  Once your exchanged options have been surrendered, there is nothing that you must do to receive your RSUs except you must complete the online acceptance process described in Question and Answer 12.  Your RSUs will be granted to you on the same day that the exchanged options are cancelled provided that you are still an employee on such date (See Question and Answer 7).  We expect that the RSU grant date will be December 16, 2009.  In order to vest in the shares covered by the RSUs, you will need to remain in continued service with OmniVision through the applicable vesting dates, as described in Question and Answer 9.  (See Section 1)

Q15.                     Can I exchange OmniVision common stock that I acquired upon a prior exercise of OmniVision options?

A15.                       No.  This offer relates only to certain outstanding options to purchase shares of OmniVision common stock.  You may not exchange shares of OmniVision common stock in this offer.  (See Section 2)

Q16.                     Will I be required to give up all of my rights under the cancelled options?

A16.                       Yes.  Once we have accepted your exchanged options and your exchanged options have been cancelled, you will no longer have any rights under those options.  We intend to cancel all exchanged options following the expiration of the offer on the same calendar day as the expiration date.  We refer to this date as the cancellation date.  We expect that the cancellation date will be December 16, 2009.  (See Section 6)

Q17.                     Will the terms and conditions of my RSUs be the same as the terms and conditions of my exchanged options?

A17.                       No.  Your RSUs will be unvested as of the RSU grant date and will have a different vesting schedule from the vesting schedule of your exchanged options.

Your RSUs will be granted under the terms of the Company’s 2007 Equity Incentive Plan (including any country-specific appendices thereto) and an RSU agreement.  The current forms of RSU agreement under the Company’s 2007 Equity Incentive Plan were filed as exhibits to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008, and are incorporated herein by reference. If you are not a resident of China and are not subject to OmniVision’s pre-clearance rules, your RSUs will be granted pursuant to the RSU agreement filed as Exhibit 10.29 to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008.  If you are subject to OmniVision’s pre-clearance rules, your RSUs will be granted pursuant to the RSU agreement filed as Exhibit 10.30 to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008.  If you are a resident of China, your RSUs will be granted pursuant to the RSU agreement filed as Exhibit 10.31 to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008.  If you have any questions as to which RSU agreement you will receive, please contact Stock Administration at stockadmin@ovt.com or call (408) 653-3100. (See Section 9)

Until your RSUs vest and you are issued shares for such RSUs, you will not have any of the rights or privileges of a stockholder of OmniVision.  Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends.

Q18.                     What happens to my eligible options if I choose not to participate or if my options are not accepted for exchange?

A18.                       If you choose not to participate or your eligible options are not accepted for exchange, your existing eligible options will (a) remain outstanding until they expire by their terms, (b) retain their current exercise price, (c) retain their current vesting schedule and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant.  (See Section 6)

Q19.                     How does OmniVision determine whether an eligible option has been properly tendered?

A19.                       We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election or withdrawal form or any eligible options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this offer.  No tender of eligible options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us.  We have no obligation to give notice of any defects or irregularities in any election form, and we will not incur any liability for failure to give any notice.  (See Section 4)

Q20.                     Will I have to pay taxes if I participate in the offer?

A20.                       If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange.  However, you normally will have taxable income when your RSUs vest, at which time OmniVision will also typically have payroll tax withholding obligations. In order for you to be issued shares of common stock when your RSUs vest, you must make satisfactory arrangements with respect to the payment of income, employment and other taxes that OmniVision determines must be withheld with respect to such shares. The Company will satisfy all payroll tax withholding obligations in the manner specified in your new RSU agreement.  You may also have taxable capital gain when you sell the shares underlying the RSUs.  Note that the tax treatment of RSUs is significantly different from the tax treatment of your eligible options, and participating in the offer could result in your tax liability being higher than if you had kept your eligible options (see Risks of Participating in the Offer on page 15).  Please see Section 14 for a reminder of the general tax consequences associated with options and RSUs.

If you participate in the offer and are subject to tax or social insurance contributions in the People’s Republic of China, Finland, Hong Kong, Japan, Singapore, South Korea, Taiwan or the United Kingdom, please refer to Schedules C through J of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer.  If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q21.                     Will I receive an RSU agreement?

A21.                       Yes.  All RSUs will be subject to an RSU agreement between you and OmniVision, as well as to the terms and conditions of the Company’s 2007 Equity Incentive Plan (including any country-specific appendices thereto). The current forms of RSU agreement under the Company’s 2007 Equity Incentive Plan were filed as exhibits to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008, and are incorporated herein by reference. If you are not a resident of China and are not subject to OmniVision’s pre-clearance rules, your RSUs will be granted pursuant to the RSU agreement filed as Exhibit 10.29 to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008.  If you are subject to OmniVision’s pre-clearance rules, your RSUs will be granted pursuant to the RSU agreement filed as Exhibit 10.30 to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008.  If you are a resident of China, your RSUs will be granted pursuant to the RSU agreement filed as Exhibit 10.31 to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008.  If you have any questions as to which RSU agreement you will receive, please contact Stock Administration at stockadmin@ovt.com or call (408) 653-3100.  (See Section 9)

Q22.                     Are there any conditions to this offer?

A22.                       Yes.  The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange.  If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion.  (See Sections 2 and 7)

Q23.                     If you extend the offer, how will you notify me?

A23.                       If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date.  (See Sections 2 and 15)

Q24.                     How will you notify me if the offer is changed?

A24.                       If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the date on which we change the offer.  (See Sections 2 and 15)

Q25.                     Can I change my mind and withdraw from this offer?

A25.                       Yes.  You may change your mind after you have submitted an election and withdraw some or all of your eligible options from the offer at any time before the expiration date (expected to be December 16, 2009).  Please note, however, that withdrawals must be made on a grant-by-grant basis. This means you cannot withdraw one option received pursuant to a particular eligible option grant without also withdrawing all other options received pursuant to such option grant.  If we extend the expiration date, you may withdraw your election at any time until the extended offer expires.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date.  Although we do not expect this to occur, under SEC rules governing this offer, if we have not accepted your properly tendered eligible options by 9:00 p.m., Pacific Time, on January 15, 2010, you may withdraw your eligible options at any time thereafter.  (See Section 5)

Q26.                     Can I change my mind about which eligible options I want to exchange?

A26.                       Yes.  You may change your mind after you have submitted an election and change the eligible options you tender for exchange at any time before the expiration date.  If we extend the expiration date, you may change your election at any time until the extended offer expires.  You may elect to exchange additional eligible options, fewer eligible options, all of your eligible options or none of your eligible options.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the expiration date.  (See Section 4 and 5)

Q27.                     How do I change my election or withdraw my eligible options from the offer?

A27.                       If you have previously elected to exchange some or all of your eligible options and wish to change your election, you must do the following before the expiration date:

1.               Access the offer website at https://omnivision.equitybenefits.com and complete a new electronic election form; or

2.               Although we encourage you to submit your election electronically via the offer website, if you are unable to do so, you must complete a paper withdrawal form and return it via facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery, before the expiration date to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA 95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

To obtain a paper withdrawal form please send an e-mail request to Stock Administration at stockadmin@ovt.com or call (408) 653-3100.  You can also view and print the withdrawal form at the SEC’s website at www.sec.gov.

If you are a resident of China or Taiwan, you can either follow the process as described above and in Question and Answer 2 and return the signed election confirmation form back to us via facsimile or e-mail (via PDF or similar imaged document file), or request a paper withdrawal form. In order to make a valid election or withdrawal, we must receive the completed form (including your signed election confirmation form), on or before 9:00 p.m., Pacific Time, on December 16, 2009, unless we extend the offer.  Signed election confirmation forms can be returned via facsimile or e-mail to:

Stock Administration

OmniVision Technologies, Inc.

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

After you have faxed or e-mailed us your signed election confirmation form, please return the original election confirmation form to your local human resources representative.

The delivery of all documents, including election forms and withdrawal forms, is at your risk.  Only responses that are complete and actually received by OmniVision (whether via the offer website or via facsimile, e-mail, or, if you are located in Santa Clara, hand delivery) before the deadline will be accepted.  OmniVision intends to confirm the receipt of your online election by e-mail within one (1) U.S. business day.  OmniVision intends to confirm the receipt of your signed election confirmation form (if applicable), election form and/or any withdrawal form submitted by facsimile, e-mail, or, if you are located in Santa Clara, hand delivery by e-mail within two (2) U.S. business days.  If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election or election form and/or any withdrawal form by sending an e-mail to Stock Administration at stockadmin@ovt.com or calling (408) 653-3100.

Responses submitted by any other means, including interoffice, U.S. mail (or other post) and express mail (or similar delivery service) are not permitted.  (See Section 5)

Q28.                     What if I withdraw my election and then decide again that I want to participate in this offer?

A28.                       If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new, properly completed electronic election form (or faxed, hand delivered (if you are located in Santa Clara) or e-mailed election form) accepting the offer before the expiration date, in accordance with the procedures described in Question and Answer 2 and Section 5.

Q29.                     Are you making any recommendation as to whether I should exchange my eligible options?

A29.                       No.  We are not making any recommendation as to whether you should accept this offer.  We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees.  The program does carry risk (see “Risks of Participating in the Offer” beginning on page 15 for information regarding some of these risks), and there are no guarantees that you ultimately would receive greater value from the RSUs you will receive in exchange than you would if you had retained your corresponding options.  As a result, you must make your own decision as to whether or not to participate in this offer.  For questions regarding personal tax implications or other investment- or tax-related questions, you should talk to your legal counsel, accountant, and/or financial advisor.  (See Section 14)

Q30.                     Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A30.                       You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to Stock Administration at stockadmin@ovt.com or call (408) 653-3100. (See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participation in this Offer to Exchange involves a number of potential risks and uncertainties, including those described below.  The list and the risk factors set forth under the heading “Risk Factors” in our Quarterly Report on Form 10-Q, for the quarter ended July 31, 2009, and our Annual Report on Form 10-K, for the year ended April 30, 2009, in each case as filed with the SEC, highlight the material risks of participating in this Offer to Exchange.  You should carefully consider these risks, and we encourage you to speak with your financial, legal and/or tax advisors as necessary before deciding whether to participate in this Offer to Exchange.  In addition, we strongly encourage you to read the entire Offer to Exchange, including the sections discussing the tax consequences of participating in the Offer to Exchange, for a more in-depth discussion of the risks that may apply to you.

In addition, this Offer to Exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements include all statements other than statements of historical facts and current status contained or incorporated by reference in this Offer to Exchange, including statements regarding our future financial position, our business strategy, and the plans and objectives of management for future operations. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements.  All forward-looking statements, including, but not limited to, statements related to the likelihood that this Offer to Exchange will restore the retention and incentive benefits of our equity awards and maximize stockholder value, and the likelihood that the Offer to Exchange will be treated as a non-taxable event, are inherently uncertain insofar as they are based on management’s current expectations and assumptions concerning future events, and they are subject to a number of potential risks and uncertainties, including those described below.  The forward-looking statements made by us in connection with this Offer to Exchange do not fall within the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Forms 10-K, 10-Q and, if applicable, 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

Risks that are Specific to this Offer

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might have been worth more than the RSUs that you receive in exchange for them.

Because the exchange ratio of this offer is not one-for-one, it is possible that, at some point in the future, your old options would have been economically more valuable than the RSUs granted pursuant to this offer.  For example, if you exchange 500 eligible options with an exercise price of $30.00, you would receive 147 RSUs.  Assume, for illustrative purposes only that three (3) years after the new grant date, the price of our common stock has increased to $55.00 per share.  Under this example, if you had kept your exchanged options and exercised them at $55.00 per share, you would have realized pre-tax gain of $12,500, but if you exchanged your options and sold the shares subject to the RSUs, you would realize only a pre-tax gain of $8,085.

If we are acquired by or merge with another company, your cancelled options might have been worth more than the RSUs that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock.  Depending on the structure and terms of this type of transaction, award holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition.  This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original awards.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce.  Generally, if your service terminates for any reason before your RSUs vest, you will not receive any value from your RSUs.

Your RSUs will not be vested on the RSU grant date.

The RSUs will be subject to a vesting schedule and in order to vest in your RSUs you must remain in continued service with OmniVision through each relevant vesting date.  If your service with OmniVision terminates before your RSUs vest, your unvested RSUs will be forfeited to OmniVision without consideration.

Tax-Related Risks

Tax effects of RSUs for United States Taxpayers.

If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the RSU grant date.  However, you generally will have taxable ordinary income when your RSUs vest, at which time OmniVision generally also will have a payroll tax withholding obligation.  The Company will satisfy all payroll tax withholding obligations in the manner specified in your new RSU agreement.  You also may have taxable capital gains when you sell the shares underlying the RSUs.  Please see Section 14 of the Offer to Exchange for a reminder of the general tax consequences associated with RSUs.

Holders of Incentive Stock Options Who Choose Not to Participate

If this offer is open for thirty (30) or more calendar days, eligible employees who hold eligible options that are incentive stock options and who do not participate in the offer will have the incentive stock option holding periods of their options automatically adjusted to restart on the date the offer is commenced.  As a result, if this offer is open for thirty (30) or more calendar days, to receive favorable U.S. tax treatment for such adjusted incentive stock option, an eligible employee must hold (i.e., not sell or otherwise dispose of) the shares acquired upon exercise of the incentive stock option for at least two (2) years from the date this offer commenced (that is, more than two (2) years from November 18, 2009) and one (1) year after the exercise of the option (even if you do not exchange your incentive stock options for new RSUs).  If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares underlying the option over the exercise price of the options will be treated as long-term capital gain.  Currently, this offer is scheduled to expire on December 16, 2009.  If the offer expires as scheduled, the offer will have remained open for less than thirty (30) calendar days and the incentive stock option terms would not be adjusted as described above.

For more detailed information, please read the rest of the Offer to Exchange and see the tax disclosure set forth under Section 14 of the Offer to Exchange.  We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating or not participating in the offer.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you.  You should be certain to consult your own tax advisor to discuss these tax consequences.

Tax related risks for tax residents of non-U.S. countries.

If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you.  You are advised to seek appropriate professional legal and tax advice as to how the tax and other laws in a country other than the United States apply to your specific situation.  See Schedules C - J of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.

Risks Relating to Our Business, Generally

Recent domestic and worldwide economic conditions have adversely affected and may further adversely affect our business, results of operations, and financial condition.

Recently, general domestic and global economic conditions have been negatively impacted by several factors, including, among others, the subprime-mortgage crisis in the housing market, going concern threats to investment and commercial banks, other financial institutions and major automobile companies, reduced corporate and consumer spending, and decreased consumer confidence. These economic conditions have resulted in our facing one of the most challenging periods in our history. The image-sensor market has been negatively impacted by the current global economic environment. In particular, we believe the current economic conditions have reduced spending by consumers and businesses in markets into which we sell our products in response to tighter credit, negative financial news and the continued uncertainty of the global economy. End customer demand has decreased significantly throughout the industry, affecting all consumer electronic products, security products and products for the automotive industry. Consequently, the overall demand for image sensors has also decreased. This decrease in demand has had a significant impact on our revenues, results of operations and overall business. For example, our revenues for the three-month period ended July 31, 2009 were lower than similar historical periods.

These conditions could also have a number of additional effects on our business, including insolvency of key suppliers or manufacturers resulting in product delays, inability of customers to obtain credit to finance purchases of our products, customer insolvencies, increased pricing pressures, restructuring expenses and associated diversion of management’s attention, excess inventory and increased difficulty in accurately forecasting product demand and planning future business activities. It is uncertain how long the current economic conditions will last or how quickly any subsequent economic recovery will occur. If the economy or markets into which we sell our products continue to slow or any subsequent economic recovery is slow to occur, our business, financial condition and results of operations could be further materially and adversely affected.

We face intense competition in our markets from CMOS and CCD image-sensor manufacturers, and if we are unable to compete successfully we may not be able to maintain or grow our business.

The image-sensor market is intensely competitive, and we expect competition in this industry to continue to increase. This competition has resulted in rapid technological change, evolving standards, reductions in product selling prices and rapid product obsolescence. If we are unable to successfully meet these competitive challenges, we may be unable to maintain and grow our business. Any inability on our part to compete successfully would also adversely affect our results of operations and impair our financial condition.

Our image-sensor products face competition from other companies that sell CMOS image sensors and from companies that sell CCD image sensors. Many of our competitors have longer operating histories, greater presence in key markets, greater name recognition, larger customer bases, more established strategic and financial relationships and significantly greater financial, sales and marketing, distribution, technical and other resources than we do. Many of them also have their own manufacturing facilities which may give them a competitive advantage. As a result, they may be able to adapt more quickly to new or emerging technologies and customer requirements or devote greater resources to the promotion and sale of their products. Our competitors include established CMOS image-sensor manufacturers such as Aptina Imaging, Samsung, Sharp, Sony, STMicroelectronics and Toshiba as well as CCD image-sensor manufacturers such as Fuji, Kodak, NEC, Panasonic, Sanyo, Sharp, Sony and Toshiba. Many of these competitors own and operate their own fabrication facilities, which in certain circumstances may give them the ability to price their products more aggressively than we can or may allow them to respond more rapidly than we can to changing market opportunities. In addition, we compete with a large number of smaller CMOS manufacturers including Foveon, PixArt, Pixelplus, Pixim, SETi and SiliconFile. Competition with these and other companies has required, and in the future may require, us to reduce our prices. For instance, we have seen increased competition in the markets for VGA image-sensor products with resulting pressures on product pricing. Downward pressure on pricing could result both in decreased revenues and lower gross margins, which would adversely affect our profitability. From time to time, other companies enter the CMOS image-sensor market by using obsolete and available manufacturing equipment. These new entrants gain market share in the short term by pricing their products significantly below current market levels, which puts additional downward pressure on the prices we can obtain for our products.

Our competitors may acquire or enter into strategic or commercial agreements or arrangements with foundries or providers of color filter processing, assembly or packaging services. These strategic arrangements between our competitors and third party service providers could involve preferential or exclusive arrangements for our competitors. Such strategic alliances could impair our ability to secure sufficient capacity from foundries and service providers to meet our demand for wafer manufacturing, color filter processing, assembly or packaging services, adversely affecting our ability to meet customer demand for our products. In addition, competitors may enter into exclusive relationships with distributors, which could reduce available distribution channels for our products and impair our ability to sell our products and grow our business. Further, some of our customers could also become developers of image sensors, and this could potentially adversely affect our results of operations, business and prospects.

Reductions in our average selling prices may lower our revenues and, as a result, may reduce our gross margins.

We have experienced and expect to continue to experience pressure to reduce the selling prices of our products, and our average selling prices have declined as a result. Competition in our product markets is intense and as this competition continues to intensify, we anticipate that these pricing pressures will increase. We expect that the average selling prices for many of our products will continue to decline over time. Unless we can increase unit sales sufficiently to offset these declines in our average selling prices, our revenues will decline. Reductions in our average selling prices have adversely affected our gross margins, and unless we can reduce manufacturing costs to compensate, additional reductions in our average selling prices will continue to adversely affect our gross margins and could materially and adversely affect our operating results and impair our financial condition. Although we may decrease our research, development and related expenses in the short-term as we implement certain cost reduction measures, historically we have increased and may continue to increase our research, development and related expenses in the long-term to continue the development of new image-sensor products that can be sold at higher selling prices and/or manufactured at lower cost. However, if we are unable to timely introduce new products that incorporate more advanced technology and include more advanced features that can be sold at higher average selling prices, or if we are unable to successfully develop more cost-effective technologies, our financial results could be adversely affected.

Sales of our image-sensor products for mobile phones account for a large portion of our revenues, and any decline in sales to the mobile phone market or failure of this market and other emerging markets to continue to grow as expected could adversely affect our results of operations.

Sales to the mobile phone market account for a large portion of our revenues. Although we can only estimate the percentages of our products that are used in the mobile phone market due to the significant number of our image-sensor products that are sold to module makers or through distributors and VARs, we believe that the mobile phone market accounted for approximately 65% and 60% of our revenues in fiscal 2009 and the three months ended July 31, 2009, respectively. We expect that revenues from sales of our image-sensor products to the mobile phone market will continue to account for a significant portion of our revenues during fiscal 2010 and beyond. Any factors adversely affecting the demand for our image sensors in this market could cause our business to suffer and adversely affect our operating results. The digital image- sensor market for mobile phones is extremely competitive, and we expect to face increased competition in this market in the future. In addition, we believe the market for mobile phones is also relatively concentrated and the top five producers account for more than 80% of the annual sales of these products. If we do not continue to achieve design wins with key mobile phone manufacturers, our market share or revenues could decrease. The mobile phone image-sensor market is also subject to rapid technological change. In order to compete successfully in this market, we will have to correctly forecast customer demand for technological improvements and be able to deliver such products on a timely basis at competitive prices. If we fail to do this, our results of operations, business and prospects would be materially and adversely affected. In the past, we have experienced problems accurately forecasting customer demand in other markets. In addition, current domestic and global economic conditions could negatively affect the mobile phone market if consumers and/or businesses defer purchases in this market in response to tighter credit, negative financial news, and/or decreased corporate or consumer spending.

We also expect that image sensors will become of greater importance in the security, medical and automotive industries.  As image sensors begin to fill a greater role in these other markets, the challenges and risks that we face in these other markets could increase and could be similar to some of the challenges and risks that we face in the mobile phone market. If our sales to the mobile phone market and other emerging markets do not increase and/or the mobile phone market and other emerging markets do not grow as expected, our results of operations, business and prospects would be materially adversely affected.

Our future success depends on the timely development, introduction, marketing and selling of new products, which we might not be able to achieve.

Our failure to successfully develop new products that achieve market acceptance in a timely fashion would adversely affect our ability to grow our business and our operating results. The development, introduction and market acceptance of new products is critical to our ability to sustain and grow our business. Any failure to successfully develop, introduce, market and sell new products could materially adversely affect our business and operating results. The development of new products is highly complex, and we have in the past experienced delays in completing the development and introduction of new products. From time to time, we have also encountered unexpected manufacturing problems as we increase the production of new products. Consumers continue to expect the sophistication of image sensors in consumer products to increase, and the number of consumer products that use image sensors has continued to grow.  This results in a requirement for us to continue to build and develop image sensors with advanced technologies that can be used in a variety of consumer products. As our products integrate new and more advanced technologies and functions, they become more complex and increasingly difficult to design, debug and produce. Successful product development and introduction depends on a number of factors, including:

•             accurate prediction of market requirements and evolving standards, including pixel resolution, output interface standards, power requirements, optical lens size, input standards and operating systems for webcams and other platforms;

•             development of advanced technologies and capabilities, including our new CameraCube and OmniBSI technology;

•             definition, timely completion and introduction of new CMOS image sensors that satisfy customer requirements;

•             development of products that maintain a technological advantage over the products of our competitors, including our advantages with respect to the functionality and pixel capability of our image-sensor products and our proprietary testing processes; and

•             market acceptance of the new products.

Accomplishing all of these steps is difficult, time consuming and expensive. We may be unable to develop new products or product enhancements in time to capture market opportunities or achieve significant or sustainable acceptance in new and existing markets. In addition, our products could become obsolete sooner than anticipated because of a rapid change in one or more of the technologies related to our products or the reduced life cycles of consumer products.

Design wins are a key determinant of future revenues, and failure to obtain design wins adversely affects our revenues and impairs our ability to grow our business.

Our past success has been, and our future success is, dependent upon manufacturers designing our image-sensor products into their products. To achieve design wins, which are decisions by manufacturers to design our products into their systems, we must define and deliver cost effective and innovative image-sensor solutions on a timely basis that satisfy the manufacturers’ requirements. Our ability to achieve design wins is subject to numerous risks including competitive pressures as well as technological risks. If we do not achieve a design win with a prospective customer, it may be difficult to sell our image-sensor products to such prospective customer in the future because once a manufacturer has designed a supplier’s products into its systems, the manufacturer may be reluctant to change its source of components due to the significant costs, time, effort and risk associated with qualifying a new supplier and modifying its design platforms. Accordingly, if we fail to achieve design wins with key device manufacturers that embed image sensors in their products, our market share or revenues could decrease. Furthermore, to the extent that our competitors secure design wins, our ability to expand our business in the future will be impaired.

We depend on a limited number of third party wafer foundries, which reduces our ability to control our manufacturing process.

Unlike some of our larger competitors, we do not own or operate a semiconductor fabrication facility. Instead, we rely on TSMC, PSC and other subcontract foundries to produce all of our wafers. Historically, we have relied on TSMC to provide us with a substantial majority of our wafers. As a part of our joint venture agreement with TSMC, TSMC has agreed to commit substantial wafer manufacturing capacity to us in exchange for our commitment to purchase a substantial portion of our wafers from TSMC, subject to pricing and technology requirements.

In addition, we have entered into a foundry manufacturing agreement with PSC pursuant to which we and PSC have agreed to jointly develop certain pixel-related process technology and for PSC to process certain of our CMOS image sensors at PSC’s facilities in accordance with the scheduled development approved by both parties.

Under the terms of these supply agreements, we secure manufacturing capacity in any particular period on a purchase order basis. The foundries have no obligation to supply products to us for any specific period, in any specific quantity or at any specific price, except as set forth in a particular purchase order. In general, our reliance on third party foundries involves a number of significant risks, including:

•             reduced control over delivery schedules, quality assurance, manufacturing yields and production costs;

•             lack of guaranteed production capacity or product supply;

•             unavailability of, or delayed access to, next generation or key process technologies; and

•             financial difficulties or disruptions in the operations of third party foundries due to causes beyond our control.

If for any reason the foundries are unable to provide a sufficient number of products to us on a timely basis, we may be unable to meet the demands of our customers, which could have a material adverse affect on our revenues and other financial results.

The current global economic conditions could materially affect our foundries and cause them to be unable to provide necessary services to us. If TSMC, PSC, or any of our other foundries were unable to continue manufacturing our wafers in the required quantities, at acceptable quality, yields and costs, or in a timely manner, we would have to identify and qualify substitute foundries, which would be time consuming and difficult, and could increase our costs or result in unforeseen manufacturing problems. In addition, if competition for foundry capacity increases we may be required to pay increased amounts for manufacturing services. We are also exposed to additional risks if we transfer our production of semiconductors from one foundry to another, as such transfer could interrupt our manufacturing process. Further, some of our foundries may also develop their own image-sensor products and if one or more of our other foundries were to decide not to fabricate our companion DSP chips for competitive or other reasons, we would have to identify and qualify other sources for these products.

We rely on a joint venture company for color filter application and on third party service providers for packaging and other back-end services, which reduces our control over delivery schedules, product quality and cost, and could adversely affect our ability to deliver products to customers.

We rely on VisEra, our joint venture with TSMC, for the color filter processing of our completed wafers and the assembly of our CameraCube imaging devices. In addition, we rely on Advanced Semiconductor Engineering, Inc. and on ImPac, our equity investee, for substantially all of our ceramic chip packages. We rely on XinTec and WLCSP, two investee companies, for chip scale packages, which are generally used in our products designed for the smallest form factor applications. We rely on several specialized service providers, one of which is ImPac, to perform the necessary wafer probe tests and prepare good die for use in a form called chip-on-board, a process called reconstructing wafers. The current global economic conditions could adversely affect these service providers’ ability to continue to fulfill our packaging, color filter processing and related requirements. If for any reason one or more of these service providers were to become unable or unwilling to continue to provide services of acceptable quality, at acceptable costs or in a timely manner, our ability to deliver our products to our customers could be severely impaired. We would have to identify and qualify substitute service providers, which could be time consuming and difficult and could result in unforeseen operational problems. Substitute service providers might not be available or, if available, might be unwilling or unable to offer services on acceptable terms.

In addition, if competition for color filter processing, packaging, capacity or other back-end services increases, we may be required to pay or invest significant amounts to secure access to these services, which could adversely impact our operating results. The number of companies that provide these services is limited and some of them have limited operating histories and financial resources. In the event our current providers refuse or are unable to continue to provide these services to us, we may be unable to procure services from alternate service providers. Furthermore, if customer demand for our products increases, we may be unable to secure sufficient additional capacity from our current service providers on commercially reasonable terms, if at all. These factors may cause unforeseen product shortages or may increase our costs of manufacturing, assembling or testing of our products, which would adversely affect our operating results.

Fluctuations in our quarterly operating results have caused volatility in the market price of our common stock and also make it difficult to predict our future operating results.

Our quarterly operating results have varied significantly from quarter to quarter in the past and are likely to vary significantly in the future based on a number of factors, many of which are beyond our control. These factors and other industry risks, many of which are more fully discussed in our other risk factors, include, but are not limited to:

•             adverse changes in domestic or global economic conditions, including the current economic crisis;

•             the volume and mix of our product sales;

•             competitive pricing pressures;

•             our ability to accurately forecast demand for our products;

•             our ability to achieve acceptable wafer manufacturing or back-end processing yields;

•             our gain or loss of a large customer;

•             our ability to manage our product transitions;

•             the availability of production capacity at the suppliers that manufacture our products or process our products;

•             the growth of the market for products and applications using CMOS image sensors;

•             the timing and size of orders from our customers;

•             the volume of our product returns;

•             the seasonal nature of customer demand for our products;

•             the deferral of customer orders in anticipation of new products, product designs or enhancements;

•             the announcement and introduction of products and technologies by our competitors;

•             the fair value of our interest rate swaps;

•             the impairment of our intangible assets or other long-lived assets;

•             the level of our operating expenses; and

•             fluctuations in our effective tax rate from quarter to quarter.

Our introduction of new products and our product mix have affected and may continue to affect our quarterly operating results. Changes in our product mix could adversely affect our operating results, because some products provide higher margins than others. We typically experience lower yields when manufacturing new products through the initial production phase, and consequently our gross margins on new products have historically been lower than our gross margins on our more established products. We also anticipate that the rate of orders from our customers may vary significantly from quarter to quarter. Our operating expenses are relatively fixed in the short-term, and our inventory levels are based on our expectations of future revenues. Consequently, if we do not achieve the revenues we expect in any quarter, expenses and inventory levels could be disproportionately high, adversely impacting our operating results for that quarter, and potentially in future quarters.

All of these factors are difficult to forecast and could result in fluctuations in our quarterly operating results. Our operating results in a given quarter could be substantially less than anticipated, and, if we fail to meet market analysts’ expectations, a substantial decline in our stock price could result. Fluctuations in our quarterly operating results could adversely affect the price of our common stock in a manner unrelated to our long-term operating performance.

Our use of derivative financial instruments to reduce interest rate risk may result in added volatility in our quarterly operating results

We do not hold or issue derivative financial instruments for trading purposes. However, we do utilize derivative financial instruments to reduce interest rate risk. We have a variable rate mortgage loan that totaled $35.5 million as of July 31, 2009. To manage the related interest rate risk, we entered into two interest rate swap agreements, effectively converting our mortgage loan into a fixed rate loan. Under generally accepted accounting principles, the fair values of the swap contracts, which will either be amounts receivable from or payable to counterparties, are reflected as either assets or liabilities on our consolidated balance sheets. Also, we have to record their fair value changes in our consolidated statements of operations, in “Other income, net.” The associated impact on our quarterly operating results is directly related to changes in prevailing interest rates. If interest rates increase, we would have a non-cash gain on the swap, and vice versa. Consequently, these swap contracts will introduce volatility to our operating results.

We are also exposed to credit loss in the event of non-performance by the counterparties to the interest rate swap agreements. However, we do not anticipate non-performance by the counterparties.

Our business is subject to seasonal fluctuations which may in turn cause fluctuations in our results of operations from period to period.

Many of the products using our image sensors, such as mobile phones, notebooks and webcams, DSCs and cameras for toys and games, are consumer electronics goods. These mass-market camera devices generally have seasonal cycles which historically have caused the sales of our customers to fluctuate quarter-to-quarter. Historically, demand from OEMs and distributors that serve such consumer product markets has been stronger in the second and third quarters of our fiscal year and weaker in the first and fourth quarters of our fiscal year.

In addition, since a very large number of the manufacturers who use our products are located in China and Taiwan, the pattern of demand for our image sensors has been increasingly influenced by the timing of the extended lunar or Chinese New Year holiday, a period in which the factories which use our image sensors generally close. For example, we believe that the decline in revenues that we experienced in the fourth quarters of fiscal 2007 and 2008 is partly attributable to the fact that in 2007 and 2008 Chinese New Year occurred in mid-February, and manufacturing did not resume in full for several weeks.

Problems with wafer manufacturing and/or back-end processing yields could result in higher product costs and could impair our ability to meet customer demand for our products.

If the foundries manufacturing the wafers used in our products cannot achieve the yields we expect, we will incur higher unit costs and reduced product availability. Foundries that supply our wafers have experienced problems in the past achieving acceptable wafer manufacturing yields. Wafer yields are a function both of our design technology and the particular foundry’s manufacturing process technology. Certain risks are inherent in the introduction of new products and technology. Low yields may result from design errors or manufacturing failures in new or existing products. During the early stages of production, production yields for new products are typically lower than those of established products. Unlike many other semiconductor products, optical products can be effectively tested only when they are complete. Accordingly, we perform final testing of our products only after they are assembled. As a result, yield problems may not be identified until our products are well into the production process. The risks associated with low yields could be increased because we rely on third party offshore foundries for our wafers, which can increase the effort and time required to identify, communicate and resolve manufacturing yield problems. In addition to wafer manufacturing yields, our products are subject to yield loss in subsequent manufacturing steps, often referred to as back-end processing, such as the application of color filters and micro-lenses, dicing (cutting the wafer into individual devices, or die) and packaging. Any of these potential problems with wafer manufacturing and/or back-end processing yields could result in a reduction in our gross margins and/or our ability to timely deliver products to customers, which could adversely affect our customer relations and make it more difficult to sustain and grow our business.

If we do not forecast customer demand correctly, our business could be impaired and our stock price may decline.

Our sales are generally made on the basis of purchase orders rather than long-term purchase commitments; however, we manufacture products and build inventory based on our estimates of customer demand. Accordingly, we must rely on multiple assumptions to forecast customer demand. We are continually working to improve our sales forecasting procedures. The current domestic and global economic conditions have made it extremely challenging to accurately predict customer demand because recent demand has significantly decreased and historical models for predicting customer demand may no longer be reliable. If we overestimate customer demand, we may manufacture products that we may be unable to sell, or we may have to sell at lower prices. This could materially and adversely affect our results of operations and financial condition. In addition, our customers may cancel or defer orders at any time by mutual written consent. We have experienced problems with accurately forecasting customer demand in the past. For example, there was a significant decline in product demand in the third quarter of fiscal 2009, and as a result our inventories at the end of the third quarter of fiscal 2009 were higher than we intended them to be. We need to accurately predict customer demand because we must often make commitments to have products manufactured before we receive firm purchase orders from our customers. Conversely, if we underestimate customer demand, we may be unable to manufacture sufficient products quickly enough to meet actual demand, causing us to lose customers and impairing our ability to grow our business. In preparation for new product introductions, we gradually ramp down production of established products. With our 12-14 week production cycle, it is extremely difficult to predict precisely how many units of established products we will need. It is also difficult to accurately predict the speed of the ramp of our new products and the impact on inventory levels presented by the shorter life cycles of end-user products. The shorter product life cycle is a result of an increase in competition and the growth of various consumer-product applications for image sensors. Under these circumstances, it is possible that we could suffer from shortages for certain products and, if we underestimate market demand, we face the risk of being unable to fulfill customer orders. We also face the risk of excess inventory and product obsolescence if we overestimate market demand for our products and build inventories in excess of demand. Our ability to accurately forecast sales is also a critical factor in our ability to meet analyst expectations for our quarterly and annual operating results. Any failure to meet these expectations would likely lead to a substantial decline in our stock price.

We depend on the increased acceptance of mass-market image-sensor applications to grow our business and increase our revenues.

Our business strategy depends in large part on the continued growth of various markets into which we sell our image-sensor products, including the markets for mobile phones, notebook and webcams, digital still and video cameras, commercial and security and surveillance applications, toys and games, including interactive video games, automotive and medical applications. If these markets do not grow and develop as we anticipate, we may be unable to sustain or grow the sales of our products. Each of these markets has already been, and may continue to be, adversely impacted by current global economic conditions where consumers and businesses have deferred purchases of products in these markets as a result of tighter credit, negative financial news, and decreased corporate or consumer spending. Such conditions have negatively affected, and may continue to negatively affect, our business.

In addition, the market price of our common stock may be adversely affected if certain of these new markets do not emerge or develop as expected. Securities analysts may already factor revenue from such new markets into their future estimates of our financial performance and should such markets not develop as expected by such securities analysts the trading price of our common stock could be adversely affected.

Our lengthy manufacturing, packaging and assembly cycle, in addition to our customers’ design cycle, may result in uncertainty and delays in generating revenues.

The production of our image sensors requires a lengthy manufacturing, packaging and assembly process, typically lasting approximately 12-14 weeks. Additional time may pass before a customer commences taking volume shipments of products that incorporate our image sensors. Even when a manufacturer decides to design our image sensors into its products, the manufacturer may never ship final products incorporating our image sensors. Given this lengthy cycle, we experience a delay between the time we incur expenditures for research and development and sales and marketing efforts and the time we generate revenue, if any, from these expenditures. This delay makes it more difficult to forecast customer demand, which adds uncertainty to the manufacturing planning process and could adversely affect our operating results. In addition, the product life cycle for certain of our image-sensor products designed for use in certain applications can be relatively short. If we fail to appropriately manage the manufacturing, packaging and assembly process, our products may become obsolete before they can be incorporated into our customers’ products and we may never realize a return on investment for the expenditures we incur in developing and producing these products.

Our ability to deliver products that meet customer demand is dependent upon our ability to meet new and changing requirements for color filter application and image-sensor packaging.

We expect that as we develop new products to meet technological advances and new and changing industry and customer demands, our color filter application and ceramic, plastic and chip scale packaging requirements will also evolve. Our ability to continue to profitably deliver products that meet customer demand is dependent upon our ability to obtain third party services that meet these new requirements on a cost-effective basis. There can be no assurances that any of these parties will be able to develop enhancements to the services they provide to us to meet these new and changing industry and customer requirements. Furthermore, even if these service providers are able to develop their services to meet new and evolving requirements, these services may not be available at a cost that enables us to sustain our profitability.

The high level of complexity and integration of our products increases the risk of latent defects, which could damage customer relationships and increase our costs.

Our products are based upon evolving technology, and because we integrate many functions on a single chip, are highly complex. The integration of additional functions into already complex products could result in a greater risk that customers or end users could discover latent defects or subtle faults after we have already shipped significant quantities of a product. Although we test our products, we have in the past and may in the future encounter defects or errors. For example, in the third quarter of fiscal 2005, we recorded a provision of $2.7 million related to the possible replacement of products that did not meet a particular customer’s standards. Delivery of products with defects or reliability, quality or compatibility problems may damage our reputation and ability to retain existing customers and attract new customers. In addition, product defects and errors could result in additional development costs, diversion of technical resources, delayed product shipments, increased product returns, product warranty costs for recall and replacement and product liability claims against us which may not be fully covered by insurance.

We depend for the majority of our revenues on a few key customers and, the loss of one or more of our key customers could significantly reduce our revenues.

A relatively small number of OEMs, VARs and distributors account for a significant portion of our revenues. Any material delay, cancellation or reduction of purchase orders from one or more of our major customers or distributors could result in our failure to achieve anticipated revenue for a particular period. Such a delay, cancellation or reduction could be caused by, among other things, such customers or distributors being materially and adversely affected by the current domestic and global economic conditions. In addition, if we are unable to retain one or more of our largest OEM, distributor or VAR customers, or if we are unable to maintain our current level of revenues from one or more of these significant customers, our business and results of operation would be impaired and our stock price could decrease, potentially significantly. In the three months ended July 31, 2009, one OEM customer accounted for approximately 13.0% of our revenues, and one distributor customer accounted for approximately 28.7% of our revenues. In addition, in fiscal 2009, approximately 59.5% of our revenues came from sales to our top five customers. Our business, financial condition, results of operations and cash flows will continue to depend significantly on our ability to retain our current key customers and to attract new customers, as well as on the financial condition and success of our OEMs, VARs and distributors.

We may be required to record a significant charge to earnings if our intangible assets or long-term investments become impaired.

Under generally accepted accounting principles, we are required to review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances indicating that the carrying value of our intangible assets may not be recoverable include a decline in stock price and market capitalization, and slower growth rates in our industry.

We may be required to record a significant charge to earnings in our financial statements during the period in which we determine that our intangible assets or long-term investments have been impaired. Any such charge would adversely impact our results of operations. As of July 31, 2009, our intangible assets totaled approximately $5.8 million and our long-term investments totaled approximately $85.0 million.

We maintain a backlog of customer orders that is subject to cancellation or delay in delivery schedules, and any cancellation or delay may result in lower than anticipated revenues.

Our sales are generally made pursuant to standard purchase orders. We include in our backlog only those customer orders for which we have accepted purchase orders and assigned shipment dates within the upcoming 12 months. Orders constituting our current backlog are subject to cancellation or changes in delivery schedules, and backlog may not necessarily be an indication of future revenue. Any cancellation or delay in orders which constitute our current or future backlog may result in lower than expected revenues.

If we are unable to maintain processes and procedures to sustain effective internal control over our financial reporting, our ability to provide reliable and timely financial reports could be harmed and this could have a material adverse effect on our stock price.

We are required to comply with the rules promulgated under Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act. Section 404 requires that we prepare an annual management report assessing the effectiveness of our internal control over financial reporting, and requires a report by our independent registered public accounting firm addressing the effectiveness of our internal control over financial reporting.

We have in the past discovered, and may in the future discover, areas of our internal control that need improvement. For example, we restated our financial statements for the first, second and third quarters of fiscal 2004. If these or similar types of issues were to arise with respect to our internal controls in future periods, they could impair our ability to produce accurate and timely financial reports.

As our business changes, ongoing compliance with the provisions of Section 404 of the Sarbanes-Oxley Act and maintenance of effective internal control over financial reporting will require that we hire additional qualified finance and accounting personnel. Because other businesses face similar challenges, there is significant competition for such personnel, and there can be no assurance that we will be able to attract and/or retain suitably qualified employees.

Corporate governance regulations have increased our compliance costs and could further increase our expenses if changes occur within our business.

We are subject to corporate governance laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act, that impose certain requirements on us and on our officers, directors, attorneys and independent registered public accounting firm. In order to comply with these rules, we added internal resources and have utilized additional outside legal, accounting and advisory services, which increased our operating expenses. We expect to incur ongoing operating expenses as we maintain compliance with Section 404. In addition, if we undergo significant modifications to our structure through personnel or system changes, acquisitions, or otherwise, it may be increasingly difficult to maintain compliance with the existing and evolving corporate governance regulations.

We hold a significant amount of marketable securities which are subject to general market risks over which we have no control.

As of July 31, 2009, we held cash and cash equivalents totaling $258.9 million, and short-term investments totaling $50.1 million. These assets are managed on our behalf by unrelated third parties in accordance with a cash management policy that has been approved by our board of directors and restricts our investments to a maximum maturity of 18 months and to investment-grade instruments. As of July 31, 2009, we did not hold any illiquid investments and we have not realized any losses. However, recent uncertainties in global capital markets associated with a repricing of risk have caused disruptions in the orderly function of markets where ordinarily there is virtually unlimited liquidity. If we were to make a future investment in certain illiquid securities that are dependent on the orderly functioning of the capital markets, and if we were required to liquidate this type of securities at short notice, such liquidation could result in losses of principal.

There are risks associated with our operations in China.

In December 2000, we established OmniVision Semiconductor (Shanghai) Co. Ltd., or OSC, as part of our efforts to streamline our manufacturing process and reduce the costs and working capital associated with the testing of our image-sensor products, and relocated our automated image testing equipment from the United States to China. We are currently expanding our testing capabilities with additional automated testing equipment, which will also be located in China. Through our wholly-owned subsidiary, OmniVision Technologies (Shanghai) Co. Ltd., or OTC, we are also developing land and constructing research facilities in Shanghai. There are certain administrative, legal and governmental risks to operating in China that could result in increased operating expenses or could hamper us in the development of our operations in China. More recently we invested in a company in China that is providing a portion of our chip scale package packaging requirements. The risks from operating in China that could increase our operating expenses and adversely affect our operating results, financial condition and ability to deliver our products and grow our business include, without limitation:

•             difficulties in staffing and managing foreign operations, particularly in attracting and retaining personnel qualified to design, sell, test and support CMOS image sensors;

•             difficulties in managing employee relations;

•             increases in the value of the Chinese Yuan, or CNY;

•             difficulties in coordinating our operations in China with those in California;

•             difficulties in enforcing contracts in China;

•             difficulties in protecting intellectual property;

•             diversion of management attention;

•             imposition of burdensome governmental regulations;

•             difficulties in maintaining uniform standards, controls, procedures and policies across our global operations, including inventory management and financial consolidation;

•             political and economic instability, which could have an adverse impact on foreign exchange rates in Asia and could impair our ability to conduct our business in China; and

•             inadequacy of the local infrastructure to support our operations.

We may experience integration or other problems with potential future acquisitions, which could have an adverse effect on our business or results of operations. New acquisitions could dilute the interests of existing stockholders, and the announcement of new acquisitions could result in a decline in the price of our common stock.

We may in the future make acquisitions of, or investments in, businesses that offer products, services and technologies that we believe would complement our products, including CMOS image-sensor manufacturers. We may also make acquisitions of or investments in, businesses that we believe could expand our distribution channels. Even if we were to announce an acquisition, we may not be able to complete it. In addition, any future acquisition or substantial investment could present numerous risks, including:

•             difficulty in realizing the potential technological benefits of the transaction;

•             difficulty in integrating the technology, operations or work force of the acquired business with our existing business;

•             unanticipated expenses related to technology integration;

•             disruption of our ongoing business;

•             difficulty in realizing the potential financial or strategic benefits of the transaction;

•             difficulty in maintaining uniform standards, controls, procedures and policies;

•             possible impairment of relationships with employees, customers, suppliers and strategic partners as a result of integration of new businesses and management personnel;

•             reductions in our future operating results from amortization of intangible assets;

•             impairment of resulting goodwill; and

•             potential unknown or unexpected liabilities associated with acquired businesses.

We expect that any future acquisitions could include consideration to be paid in cash, shares of our common stock or a combination of cash and our common stock. If and when consideration for a transaction is paid in common stock, it will result in dilution to our existing stockholders.

We may not achieve continued benefits from our joint venture with TSMC.

In October 2003, we entered into an agreement with TSMC to form VisEra, a joint venture in Taiwan, for the purposes of providing manufacturing services. In August 2005 and again in January 2007, we entered into amendments to the agreement with TSMC to expand the scope of VisEra’s activities and provide additional funding for the expansion of VisEra.

In January 2006, VisEra acquired certain color filter processing equipment from TSMC and assumed direct responsibility for providing the color filter processing services that had previously been provided to us by TSMC. We expect that VisEra will be able to provide us with a committed supply of high quality manufacturing services at competitive prices. However, there are significant legal, governmental and relationship risks to developing VisEra, and we cannot ensure that we will continue to receive the expected benefits from the joint venture. For example, VisEra may not be able to provide manufacturing services that have competitive technology or prices, which could adversely affect our product offerings and our ability to meet customer requirements for our products. In addition, the existence of VisEra may also make it more difficult for us to secure dependable services from competing merchant vendors who provide similar manufacturing services.

We may not achieve all of the anticipated benefits of our alliances with, and strategic investments in, third parties.

We expect to develop our business partly through forming alliances or joint ventures with and making strategic investments in other companies, some of which may be companies at a relatively early stage of development. For example, in April 2003, we made an investment in XinTec, a company that provides chip scale packaging services, and in June 2003 we made an investment in ImPac, a packaging service company. In December 2005, VisEra, our joint venture with TSMC, completed the acquisition of additional shares of XinTec.  In May 2007, we acquired a portion of the registered capital of WLCSP, a company that also provides chip scale packaging services.

In addition, in May 2004, we entered into an agreement with PSC under which we established SOI, a joint venture as a company incorporated under the laws of Taiwan. The purpose of the joint venture is to conduct the business of manufacturing, marketing and selling of certain of our legacy products. In March 2005, we assumed control of the board of directors of SOI and we have consolidated SOI since April 30, 2005.

Our investments in these and other companies may negatively impact our operating results, because, under certain circumstances, we are required to recognize our portion of any loss recorded by each of these companies or to consolidate them into our operating results. We expect to continue to utilize partnerships, strategic alliances and investments, particularly those that enhance our manufacturing capacity and those that provide manufacturing services and testing capability. These investments and partnering arrangements are crucial to our ability to grow our business and meet the increasing demands of our customers. However, we cannot ensure that we will achieve the benefits we expect from these alliances. For example, we may not be able to obtain acceptable quality and/or wafer manufacturing yields from these companies, which could result in higher operating costs and could impair our ability to meet customer demand for our products. In addition, certain of these investments or partnering relationships may place restrictions on the scope of our business, the geographic areas in which we can sell our products and the types of products that we can manufacture and sell. For example, our agreement with TSMC provides that we may not engage in business that will directly compete with the business of VisEra. This type of non-competition provision may impact our ability to grow our business and to meet the demands of our customers.

Changes in our relationships with our joint ventures and/or companies in which we hold less than a majority interest could change the way we account for such interests in the future.

As part of our strategy, we have formed joint ventures with two of our foundry partners, and we hold a noncontrolling interest in three companies from which we purchase certain manufacturing services. Under the applicable provisions of generally accepted accounting principles in the United States of America, we currently consolidate one of these joint ventures into our consolidated financial statements and results of operations, and record the equity interests that we do not own as noncontrolling interests. For the investments that we account for under the equity method, we record as part of other income or expense our share of the increase or decrease in the equity of the companies in which we have invested. It is possible that, in the future, our relationships and/or our interests in or with these joint ventures or other investees could change. Such changes have in the past, and could in the future result in deconsolidation or consolidation of such entities, as the case may be, which could result in changes in our reported results.

We may be unable to adequately protect our intellectual property, and therefore we may lose some of our competitive advantage.

We rely on a combination of patent, copyright, trademark and trade secret laws as well as nondisclosure agreements and other methods to protect our proprietary technologies. We have been issued patents and have a number of pending United States and foreign patent applications. However, we cannot provide assurance that any patent will be issued as a result of any applications or, if issued, that any claims allowed will be sufficiently broad to protect our technology. It is possible that existing or future patents may be challenged, invalidated or circumvented. For example, in August 2002, we initiated a patent infringement action in Taiwan, Republic of China against IC Media Corporation of San Jose, California for infringement of a Taiwanese patent that had been issued to us. In response to our patent infringement action, in October 2002, IC Media Corporation initiated a cancellation proceeding in the Taiwan Intellectual Property Office with respect to our patent. In July 2003, the Taiwan Intellectual Property Office made an initial determination to grant the cancellation of the subject patent, which decision was upheld by the Taiwan Ministry of Economic Affairs and the High Administrative Court. We decided not to appeal such decision by the May 31, 2005 deadline. Although we do not believe the cancellation of the Taiwanese patent at issue in the dispute described above has had a material adverse effect on our business or prospects, there may be other situations where our inability to adequately protect our intellectual property rights could materially and adversely affect our competitive position and operating results. If a third party can copy or otherwise obtain and use our products or technology without authorization, develop corresponding technology independently or design around our patents, this could materially adversely affect our business and prospects. Effective patent, copyright, trademark and trade secret protection may be unavailable or limited in foreign countries. Any disputes over our intellectual property rights, whatever the ultimate resolution of such disputes, may result in costly and time-consuming litigation or require the license of additional elements of intellectual property for a fee.

Litigation regarding intellectual property could divert management attention, be costly to defend and prevent us from using or selling the challenged technology.

In recent years, there has been significant litigation in the United States involving intellectual property rights, including in the semiconductor industry. We have in the past been, currently are and may in the future be, subject to legal proceedings and claims with respect to our intellectual property, including such matters as trade secrets, patents, product liabilities and other actions arising out of the normal course of business. These claims may increase as our intellectual property portfolio becomes larger or more valuable. Intellectual property claims against us, and any resulting lawsuit, may cause us to incur significant expenses, subject us to liability for damages and invalidate our proprietary rights. Any potential intellectual property litigation against us would likely be time-consuming and expensive to resolve and would divert management’s time and attention and could also force us to take actions such as:

•             ceasing the sale or use of products or services that incorporate the infringed intellectual property;

•             obtaining from the holder of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on acceptable terms, if at all; or

•             redesigning those products or services that incorporate the disputed intellectual property, which could result in substantial unanticipated development expenses and delay and prevent us from selling the products until the redesign is completed, if at all.

If we are subject to a successful claim of infringement and we fail to develop non-infringing intellectual property or license the infringed intellectual property on acceptable terms and on a timely basis, we may be unable to sell some or all of our products, and our operating results could be adversely affected. We may in the future initiate claims or litigation against third parties for infringement of our intellectual property rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could also result in significant expense and the diversion of technical and management attention.

If we do not effectively manage our growth, our ability to increase our revenues and improve our earnings could be adversely affected.

Our growth has placed, and will continue to place, a significant strain on our management and other resources. To manage our growth effectively, we must, among other things:

•             continuously improve our operational, financial and accounting systems;

•             train, manage and maintain good relations with our existing employee base in both our U.S. and international locations;

•             attract and retain qualified personnel with relevant experience; and

•             effectively manage accounts receivable and inventory.

For example, our failure to effectively manage our inventory levels could result either in excess inventories, which could adversely affect our gross margins and operating results, or lead to an inability to fill customer orders, which would result in lower sales and could harm our relationships with existing and potential customers.

We must also manage multiple relationships with customers, business partners and other third parties, such as our foundries and process and assembly vendors. Moreover, future growth could significantly overburden our management and financial systems and other resources. We may not make adequate allowances for the costs and risks associated with our expansion. In addition, our systems, procedures or controls may not be adequate to support our operations, and we may not be able to expand quickly enough to capitalize on potential market opportunities. Our future operating results will also depend, in part, on our ability to expand sales and marketing, research and development, accounting, finance and administrative support.

Our future tax rates could be higher than we anticipate and may harm our results of operations.

As a multinational corporation, we conduct our business in many countries and are subject to taxation in many jurisdictions. The taxation of our business is subject to the application of multiple and sometimes conflicting tax laws and regulations as well as multinational tax conventions. The application of tax law is subject to legal and factual interpretation, judgment and uncertainty, and tax laws themselves are subject to change. Consequently, taxing authorities may impose tax assessments or judgments against us that could result in a significant charge to our earnings.

A number of other factors will also affect our future tax rate, and certain of these factors could increase our effective tax rate in future periods, which could adversely impact our operating results. These factors include changes in non-deductible share-based compensation, changes in tax laws or the interpretation of tax laws, changes in the proportion and geographic mix of our revenue or earnings, changes in the valuation of our deferred tax assets and liabilities, changes in available tax credits and the repatriation of non-U.S. earnings for which we have not previously provided for U.S. taxes.

Our sales through distributors increase the complexity of our business and may reduce our ability to forecast revenues.

During fiscal 2009 and the three months ended July 31, 2009, approximately 42.0% and 50.2%, respectively, of our revenues came from sales through distributors. We expect that revenues from sales through distributors will continue to represent a significant proportion of our total revenues. Selling through distributors reduces our ability to accurately forecast sales and increases the complexity of our business, requiring us to, among other matters:

•             manage a more complex supply chain;

•             manage the level of inventory at each distributor;

•             provide for credits, return rights and price protection;

•             estimate the impact of credits, return rights, price protection and unsold inventory at distributors; and

•             monitor the financial condition and creditworthiness of our distributors.

Any failure to manage these challenges could cause us to inaccurately forecast sales and carry excess or insufficient inventory, thereby adversely affecting our operating results.

We face foreign business, political and economic risks, because a majority of our products and those of our customers are manufactured and sold outside of the United States.

We face difficulties in managing our third party foundries, color filter application service providers, packaging and other manufacturing service providers and our foreign distributors, most of whom are located in Asia. In addition, our presence in Asia presents the challenge of managing foreign operations and maintaining good relations with our employees located there. Any political and economic instability in Asia might have an adverse impact on foreign exchange rates and could cause service disruptions for our vendors and distributors and adversely affect our customers.

Sales outside of the United States accounted for substantially all of our revenues for fiscal 2008 and 2009. We anticipate that sales outside of the United States will continue to account for a substantial portion of our revenues in future periods. Dependence on sales to foreign customers involves certain risks, including:

•             longer payment cycles;

•             the adverse effects of tariffs, duties, price controls or other restrictions that impair trade;

•             decreased visibility as to future demand;

•             difficulties in accounts receivable collections; and

•             burdens of complying with a wide variety of foreign laws and labor practices.

Sales of our products have to date been denominated principally in U.S. dollars. Over the last several years, the U.S. dollar has weakened against most other currencies. Future increases in the value of the U.S. dollar, if any, would increase the price of our products in the currency of the countries in which our customers are located. This may result in our customers seeking lower-priced suppliers, which could adversely impact our operating results. If a larger portion of our international revenues were to be denominated in foreign currencies in the future, we would be subject to increased risks associated with fluctuations in foreign currency exchange rates.

Our business could be harmed if we lose the services of one or more members of our senior management team, or if we are unable to attract and retain qualified personnel.

The loss of the services of one or more of our named executive officers or key employees, which has occurred from time to time, or the decision of one or more of these individuals to join a competitor, could adversely affect our business and harm our operating results and financial condition. Our success depends to a significant extent on the continued service of our senior management and certain other key technical personnel. None of our senior management is bound by an employment or non-competition agreement. We do not maintain key man life insurance on any of our employees.

Our success also depends on our ability to identify, attract and retain qualified sales, marketing, finance, management and technical personnel. We have experienced, and may continue to experience, difficulty in hiring and retaining candidates with appropriate qualifications. If we do not succeed in hiring and retaining candidates with appropriate qualifications, our revenues, operations and product development efforts could be harmed.

We substantially completed the implementation of the first phase of a new enterprise resource planning system, a process which presents a number of significant operational risks.

As our business grows and becomes more complex, it is necessary that we expand and upgrade our enterprise resource planning system, or ERP, and other management information systems which are critical to the operational, accounting and financial functions of our company. We evaluated alternative solutions, both short-term and long-term, to meet the operating, administrative and financial reporting requirements of our business. During the three months ended July 31, 2008, we substantially completed the implementation of the first phase of a new ERP based on a suite of application software developed by Oracle Corporation. We will continue to make further enhancements and upgrades to the ERP, as necessary. Significant management attention and resources have been used and extensive planning has occurred to support effective implementation of the new ERP system, however, such implementation carries certain risks, including the risk of significant design errors that could materially and adversely affect our operating results and impact our ability to manage our business. As a result, there is a risk that deficiencies may exist in the future and that they could constitute significant deficiencies, or, in the aggregate, a material weakness in internal control over financial reporting.

Our operations may be impaired as a result of disasters, business interruptions or similar events.

Disasters and business interruptions such as earthquakes, water, fire, electrical failure, accidents and epidemics affecting our operating activities, major facilities, and employees’ and customers’ health could materially and adversely affect our operating results and financial condition. In particular, our Asian operations and most of our third party service providers involved in the manufacturing of our products are located within relative close proximity. Therefore, any disaster that strikes within or close to that geographic area, such as the recent earthquake and flooding that occurred in China, could be extremely disruptive to our business and could materially and adversely affect our operating results and financial condition. We are currently developing and implementing a disaster recovery plan.

Acts of war and terrorist acts may seriously harm our business and revenue, costs and expenses and financial condition.

Acts of war or terrorist acts, wherever they occur around the world, may cause damage or disruption to our business, employees, facilities, suppliers, distributors or customers, which could significantly impact our revenue, costs, expenses and financial condition. In addition, as a company with significant operations and major distributors and customers located in Asia, we may be adversely impacted by heightened tensions and acts of war that occur in locations such as the Korean Peninsula, Taiwan and China. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that cannot presently be predicted. We are uninsured for losses and interruptions caused by terrorist acts and acts of war.

THE OFFER

1.                                      Eligibility.

You are an “eligible employee” if you are an employee of OmniVision that resides in the United States, People’s Republic of China, Finland, Hong Kong, Japan, Singapore, South Korea, Taiwan or the United Kingdom and you remain employed by OmniVision or a successor entity through the date on which the exchanged options are cancelled.  If you are an employee in Germany or Sweden, you will not be considered an “eligible employee” because there are currently no options outstanding in Sweden and all of the options held by employees residing in Germany are priced below $23.01.  None of our named executive officers or the members of our board of directors are eligible to participate in the offer.  Our directors and named executive officers are listed on Schedule A to this Offer to Exchange.

To receive a grant of RSUs, you must elect to exchange your eligible options and remain an employee of OmniVision or a successor entity through the RSU grant date, which will be the same calendar day as the cancellation date, currently expected to be December 16, 2009.  If you do not remain employed by OmniVision or a successor entity through the RSU grant date, you will keep your current eligible options, and they will vest and expire in accordance with their terms.  If we do not extend the offer, the RSU grant date will be December 16, 2009.  Except as provided by applicable law and/or any employment agreement between you and OmniVision, your employment with OmniVision will remain “at-will” and can be terminated by you or OmniVision at any time, with or without cause or notice.  In order to vest in your RSUs, you must remain in continued service with OmniVision through each relevant vesting date.  If your service with OmniVision terminates before your RSUs vest, your unvested RSUs will be forfeited to OmniVision.

2.                                      Number of awards; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange options granted with an exercise price greater than or equal to $23.01 per share that were granted under the Plans before November 1, 2008, are held by eligible employees, are outstanding and unexercised as of the expiration date of the offer, and are properly tendered for exchange and not validly withdrawn before the expiration date of the offer.  In order to be eligible, options must be outstanding on the expiration date of the offer.  For example, if an option expires during the offering period, that particular option is not eligible for exchange.

To help you recall your eligible options and give you the information necessary to make an informed decision, please refer to your E*trade account for further information on your outstanding options.  You may access your E*trade account at www.stockplan.etrade.com.  Please note that not all of your outstanding options may be eligible for exchange.

For purposes of this offer, the term “option” refers to an option to purchase one (1) share of our common stock, and the term “eligible option grant” refers to a grant of one (1) or more eligible options. You may tender for exchange any one (1) or more of your eligible options or none at all. However, if you choose to tender one (1) or more eligible options received pursuant to a particular eligible option grant, you must exchange all outstanding eligible options received pursuant to such grant (i.e. you must make your election to participate on a grant-by-grant basis). For example, assume that you have received options pursuant to three (3) separate eligible option grants.  In the first grant, you received 1,000 eligible options, 700 of which have been exercised and 300 of which remain outstanding. In the second grant, you received 1,000 eligible options, and in the third grant, you received 3,000 eligible options. Under this scenario, you may choose to exchange all of the eligible options received pursuant to the three grants, all of the eligible options received pursuant to any two of the three grants, all of the eligible options received pursuant to any one of the three grants, or none of the eligible options. However, you may not choose to exchange less than all of the outstanding options received pursuant to any one or more of such grants (such as an election to exchange only 150 of the remaining 300 outstanding options received pursuant to the first grant).

If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option grant if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents. Since you are the legal owner of the eligible options, we will respect an election properly made by you and accepted by us and will not be responsible to you or the beneficial owner of the eligible options for any errors made by you with respect to such an election.

Exchange Ratio.

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled, and you will receive one (1) RSU for every 3.4 exchanged options.

Please note:  For the purposes of applying the exchange ratio, fractional RSUs will be rounded down to the nearest whole RSU on a grant-by-grant basis.

Example

If you exchange 5,000 eligible options you will receive 1,470 RSUs.

All RSUs will be subject to the terms of an RSU agreement between you and OmniVision under the Company’s 2007 Equity Incentive Plan (including any country-specific appendices thereto).  The current forms of RSU agreement under the Company’s 2007 Equity Incentive Plan were filed as exhibits to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008, and are incorporated herein by reference. If you are not a resident of China and are not subject to OmniVision’s pre-clearance rules, your RSUs will be granted pursuant to the RSU agreement filed as Exhibit 10.29 to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008.  If you are subject to OmniVision’s pre-clearance rules, your RSUs will be granted pursuant to the RSU agreement filed as Exhibit 10.30 to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008.  If you are a resident of China, your RSUs will be granted pursuant to the RSU agreement filed as Exhibit 10.31 to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008.  If you have any questions as to which RSU agreement you will receive, please contact Stock Administration at stockadmin@ovt.com or call (408) 653-3100.

The expiration date for this offer will be 9:00 p.m., Pacific Time, on December 16, 2009 unless we extend the offer.  We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires.  See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

3.                                      Purposes of the offer.

The primary purpose of this offer is to restore the retention and incentive benefits of our equity awards.  We believe this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value.  We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentives to our employees.  However, our stock price, like that of many other companies in our industry, has declined significantly since the time some of our outstanding options were granted because of the downturn in consumer spending and other macro-economic factors. As a result, some of our employees hold options with exercise prices significantly higher than the current market price of our common stock. These options are commonly referred to as being “underwater.” The RSUs may have greater employee retention value than the exchanged “underwater” options and therefore benefit OmniVision in its efforts to retain valuable employees.

In addition, the offer will have the added benefit of reducing the potential stockholder dilution represented by the outstanding eligible options.  The offer is structured to replace underwater options with a lesser number of RSUs determined on the basis of an exchange ratio applied to the cancelled eligible options.  The exchange ratio is determined in a manner intended to result in the issuance of new RSUs that have, in the aggregate, a fair value, for accounting purposes, that is intended to be less than the fair value of the surrendered eligible options they replace.  Whether or not the fair value of the RSUs issued is greater to or less than the value of the exchanged options will depend on the exchange ratio, Black-Scholes values and vesting schedules for options actually exchanged as part of the offer.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

•                  Any extraordinary transaction, such as a merger, reorganization or liquidation, involving OmniVision or any of its subsidiaries;

•                  Any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•                  Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                  Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•                  Any other material change in our corporate structure or business;

•                  Our common stock being delisted from the NASDAQ Global Select Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•                  Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                  The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                  The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•                  Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, from time to time, OmniVision evaluates acquisition or investment opportunities.  At the present time, we are reviewing a number of opportunities.  These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, OmniVision makes changes in the composition and structure of its board of directors and/or management.  OmniVision expects that it will continue to make changes in this regard.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation.  You should evaluate carefully all of the information in this offer and consult your investment and tax advisors.  You must make your own decision about whether to participate in this offer.

4.                                      Procedures for electing to exchange awards.

Proper election to exchange options.

Participation in this offer is voluntary.  If you are an eligible employee, you will receive on the commencement of the offer an e-mail announcing this offer and directing you to the offer website.  If you wish to participate in this offer, you are encouraged to access the offer website at https://omnivision.equitybenefits.com and click on the MAKE AN ELECTION button. You will be directed to your electronic election form that contains personalized information with respect to each eligible option grant you hold.

You will need to select the appropriate box next to each of your eligible options to indicate your choice of whether to exchange your eligible options in accordance with the terms of this offer or retain your eligible options under their current terms.  After completing the electronic election form, you will have the opportunity to review the elections you have made with respect to your eligible options.  If you are not a resident of China or Taiwan and are satisfied with your elections, you will proceed to the “Agreement to Terms of Election” page.  Only after you agree to the Agreement to the Terms of Election will you be directed to the “Print Confirmation” page.  Please print and keep a copy of the Print Confirmation page for your records.  Unless you are a resident of China or Taiwan, you will have completed the election process.  You will receive an e-mail confirming your election at your OmniVision e-mail address within one (1) U.S. business day.  If you do not receive an e-mail confirmation, it is your responsibility to confirm that we have received your election by sending an e-mail to Stock Administration at stockadmin@ovt.com or calling (408) 653-3100.

If you are a resident of China or Taiwan, after agreeing to the Agreement to the Terms of Election, you will proceed to the “Print Confirmation” page to print out your election confirmation form.  Because of local law, in order to make a valid election, we must receive your signed election confirmation form prior to the expiration of the offer.  Please sign the election confirmation form and return it via facsimile or e-mail (via PDF or similar imaged document file) to:

Stock Administration

OmniVision Technologies, Inc.

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

After you have faxed or e-mailed us your signed election confirmation form, please return the original election confirmation form to your local human resources representative.  Upon receipt of the signed election confirmation form, we will send you a confirmation e-mail indicating the completion of your election process within two (2) business days of receipt.  If you do not receive an e-mail confirmation, it is your responsibility to confirm that we have received your election confirmation form by sending an e-mail to Stock Administration at stockadmin@ovt.com or calling (408) 653-3100.  If you wish to participate, you must complete the election process (including returning your election confirmation form) in the foregoing manner on or before 9:00 p.m., Pacific Time, on December 16, 2009.  If we extend the offer beyond that deadline, you must complete the process before the extended expiration of the offer.

We encourage you to submit your election electronically via the offer website.  If you are unable to make your election electronically, you must complete a paper election form and return it via facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery, on or before 9:00 p.m., Pacific Time, on December 16, 2009, unless we extend the offer, to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA 95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

To obtain a paper election form please send an e-mail request to Stock Administration at stockadmin@ovt.com or call (408) 653-3100.  You can also view and print the election form at the U.S. SEC’s website at www.sec.gov.

If you are a resident of China or Taiwan, you can either follow the electronic election process as described above, and return your signed election confirmation form back to us via facsimile or e-mail, or request a paper election form.  In order to make a valid election, we must receive your completed election (including your signed election confirmation form) on or before 9:00 p.m., Pacific Time, on December 16, 2009, unless we extend the offer.  After you have faxed or e-mailed us your signed election confirmation form, please return the original election confirmation form to your local human resources representative.

To help you recall your eligible options and give you the information necessary to make an informed decision, please refer to your E*trade account for further information on your outstanding options.  You may access your E*trade account at www.stockplan.etrade.com.

You must complete the election process in the foregoing manner on or before 9:00 p.m., Pacific Time, on December 16, 2009.  If we extend the offer beyond that deadline, you must complete the process before the extended expiration of the offer.

You may change your mind about which of your eligible options you wish to have exchanged.  If you wish to add additional eligible options to your election, you must complete and submit a new election form before the expiration date by following the procedures described above.  This new election form must be properly completed and dated after your prior election form and must list all eligible options you wish to exchange.  Any prior election form will be disregarded.  If, instead, you wish to withdraw some or all of the eligible options you selected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on December 16, 2009, unless the offer is extended past that time, in which case your election will become irrevocable after 9:00 p.m., Pacific Time, on the new expiration date.  The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on January 15, 2010, you may withdraw your options at any time thereafter.  You may change your mind after you have submitted an election form and withdraw from the offer at any time before the expiration date, as described in Section 5.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date.

This is a one-time offer, and we are required to and will strictly enforce the offering period.  Elections after the offer deadline will not be honored under any circumstances.  We reserve the right to reject any eligible options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

We may extend this offer.  If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day immediately following the previously scheduled expiration date.

The delivery of all documents, including election forms and withdrawal forms, is at your risk.  Only responses that are complete and actually received by OmniVision (whether via the offer website or via facsimile, e-mail, or, if you are located in Santa Clara, hand delivery) before the deadline will be accepted.  Responses submitted by any other means, including interoffice, U.S. mail (or other post) or express mail (or similar delivery service) are not permitted.  OmniVision intends to confirm the receipt of your online election by e-mail within one (1) U.S. business day.  OmniVision intends to confirm the receipt of your signed election confirmation form (if applicable), and/or any withdrawal form submitted by facsimile, e-mail, or, if you are located in Santa Clara, hand delivery by e-mail within two (2) U.S. business days.  If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election or election form and/or withdrawal form by sending an e-mail to Stock Administration at stockadmin@ovt.com or calling (408) 653-3100.

Our receipt of your election form is not by itself an acceptance of your options for exchange.  For purposes of this offer, we will be deemed to have accepted eligible options for exchange that are validly tendered for exchange and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of options for exchange.  We may issue this notice of acceptance by press release, e-mail or other form of communication.  Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be December 16, 2009.

Determination of validity; rejection of options tendered for exchange; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered awards that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer.  Our acceptance of your eligible options for exchange will constitute a binding agreement between OmniVision and you upon the terms and subject to the conditions of this offer.

5.                                      Withdrawal rights and change of election.

You may change your election with respect to your eligible options (including withdrawing some or all of the eligible options that you previously elected to exchange) only in accordance with the provisions of this section.

You may change your election with respect to your eligible options at any time before the expiration date, which is expected to be 9:00 p.m., Pacific Time, December 16, 2009.  If we extend the offer, you may withdraw your tendered options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on January 15, 2010, you may withdraw your tendered options at any time thereafter.

We encourage you to submit your election electronically via the offer website.  If you are unable to do so, you may withdraw some or all of your eligible options that you previously elected to exchange by completing a paper withdrawal form and returning it via facsimile, e-mail (via PDF or similar imaged document file), or, if you are located in Santa Clara, hand delivery, on or before 9:00 p.m., Pacific Time, on December 16, 2009, unless we extend the offer, to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA 95054

Fax: (408) 567-3006

E-mail: stockadmin@ovt.com

To obtain a paper withdrawal form please send an e-mail request to Stock Administration at stockadmin@ovt.com or call (408) 653-3100.  You can also view and print the withdrawal form at the SEC’s website at www.sec.gov.

If you submit an electronic election form or paper withdrawal form declining the offer and you later decide that you would like to exchange your eligible options for new options, you may elect to participate at any time by submitting a new properly completed electronic election form (or paper election form) accepting the offer before the expiration date, by following the procedures described in Section 4 of this Offer to Exchange.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any electronic election form (or paper election or withdrawal form), nor will anyone incur any liability for failure to give any notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt of the electronic election form (or paper election or withdrawal form).  Our determination of these matters will be final and binding.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal form we receive before the expiration date.  Any options that you do not withdraw will be bound pursuant to your prior election form.

The delivery of all documents, including election forms and withdrawal forms, is at your risk.  Only responses that are complete and actually received by OmniVision (whether via the offer website or via facsimile, e-mail, or, if you are located in Santa Clara, hand delivery) before the deadline will be accepted.  Responses submitted by any other means, including interoffice, U.S. mail (or other post) or express mail (or similar delivery service) are not permitted.  OmniVision intends to confirm the receipt of your online election by e-mail within one (1) U.S. business day.  OmniVision intends to confirm the receipt of your signed election confirmation form (if applicable), and/or any withdrawal form submitted by facsimile, e-mail, or, if you are located in Santa Clara, hand delivery by e-mail within two (2) U.S. business days.  If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your election or election form and/or withdrawal form by sending an e-mail to Stock Administration at stockadmin@ovt.com or calling (408) 653-3100.

6.                                      Acceptance of options for exchange and granting of RSUs.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly tendered for exchange and not validly withdrawn before the expiration date.  Once the options are cancelled, you no longer will have any rights with respect to such options.  Subject to the terms and conditions of this offer, if your eligible options are properly tendered by you for exchange and accepted by us, such options will be cancelled as of the cancellation date, which we anticipate to be December 16, 2009.

Subject to our rights to terminate the offer, as discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.  We will give written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.

We will grant the RSUs on the RSU grant date, which is the same calendar day as the cancellation date.  We expect the RSU grant date to be December 16, 2009.  All RSUs will be granted under the 2007 Equity Incentive Plan, and will be subject to an RSU agreement between you and OmniVision.  You will receive one (1) RSU for every 3.4 exchanged options as described in Section 2 of this Offer to Exchange.  As soon as practicable after the expiration date, we will upload the grant information onto your E*trade account.  E*trade will then send you an e-mail with instructions for accepting the grant online.  You have to complete this online grant acceptance process in order to receive the RSU grant.  You will be issued shares of common stock when and if your RSUs vest in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

7.                                      Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•                  There has been threatened in writing or instituted or is pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•                  Any order, stay, judgment or decree has been issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction has been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•                  There has occurred:

•                  any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•                  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•                  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•                  in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor’s 500 Index from the date of commencement of the offer,

•                  the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•                  if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•                  A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, has been proposed, announced or made by another person or entity or has been disclosed publicly or we have learned that:

•                  any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•                  any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•                  any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible awards;

•                  There has occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•                  Any event has occurred that has resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•                  Any event has occurred that has resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•                  Any rules or regulations by any governmental authority, the NASDAQ Global Select Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to OmniVision.

If any of the above events occur, we may:

•                  Terminate the offer and all tendered eligible options will continue to remain outstanding;

•                  Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•                  Amend the terms of the offer; or

•                  Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date.  We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise such rights.  Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.                                      Price range of shares underlying the awards.

The OmniVision common stock that underlies your awards is traded on the NASDAQ Global Select Market under the symbol “OVTI.”  The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the NASDAQ Global Select Market.

	High	Low
Current Fiscal Year, to End April 30, 2010
3rd Quarter (through November 11, 2009)	$13.22	$11.70
2nd Quarter	$17.48	$11.81
1st Quarter	$13.46	$8.20

Fiscal Year Ended April 30, 2009
4th Quarter	$9.74	$5.73
3rd Quarter	$8.49	$4.12
2nd Quarter	$13.23	$7.06
1st Quarter	$17.42	$10.72

Fiscal Year Ended April 30, 2008
4th Quarter	$19.75	$12.09
3rd Quarter	$22.35	$11.50
2nd Quarter	$25.17	$15.73
1st Quarter	$19.30	$13.50

On November 11, 2009, the last reported sale price of our common stock, as reported by the NASDAQ Global Select Market, was $12.85 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.                                      Source and amount of consideration; terms of RSUs.

Consideration.

We will grant RSUs in exchange for eligible options properly tendered by you and accepted by us for such exchange. RSUs are awards under which OmniVision promises to issue common stock in the future, providing the vesting criteria have been satisfied.  Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered eligible options, you will be entitled to receive RSUs based on the exchange ratio as described in Section 2 of this Offer to Exchange.  Fractional RSUs will be rounded down to the nearest whole RSU on a grant-by-grant basis.

If we receive and accept tendered options from eligible employees of all options eligible to be tendered (a total of options to purchase 3,813,379 shares subject to the terms and conditions of this offer), we will grant RSUs covering a total of approximately 1,121,000 shares of our common stock, or approximately 2.2% of the total shares of our common stock outstanding as of November 11, 2009.

General terms of RSUs.

RSUs will be granted under the Company’s 2007 Equity Incentive Plan (including any country-specific appendices thereto), and subject to a country-specific RSU agreement between you and OmniVision.  The current forms of RSU agreement under the Company’s 2007 Equity Incentive Plan were filed as exhibits to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008, and are incorporated herein by reference. If you are not a resident of China and are not subject to OmniVision’s pre-clearance rules, your RSUs will be granted pursuant to the RSU agreement filed as Exhibit 10.29 to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008.  If you are subject to OmniVision’s pre-clearance rules, your RSUs will be granted pursuant to the RSU agreement filed as Exhibit 10.30 to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008.  If you are a resident of China, your RSUs will be granted pursuant to the RSU agreement filed as Exhibit 10.31 to the Company’s Annual Report on Form 10-K that was filed with the SEC on June 30, 2008.  If you have any questions as to which RSU agreement you will receive, please contact Stock Administration at stockadmin@ovt.com or call (408) 653-3100.

However, you should note that the vesting schedule of your RSUs will differ from your exchanged options, as described below.  In addition, your RSUs will be a different type of award, and so the terms and conditions of your RSUs necessarily will be different from the options they replace.

The following description summarizes the material terms of the 2007 Equity Incentive Plan.  Our statements in this Offer to Exchange concerning the 2007 Equity Incentive Plan and the RSUs are merely summaries and do not purport to be complete.  The statements are subject to, and are qualified in their entirety by reference to, the 2007 Equity Incentive Plan (including any country-specific appendices thereto) and the forms of RSU agreement, which have been filed with or incorporated by reference into the Schedule TO of which this Offer to Exchange is a part.  Please contact Stock Administration at stockadmin@ovt.com or call (408) 653-3100 to receive a copy of the 2007 Equity Incentive Plan, and your applicable form of RSU agreement.  We will promptly furnish to you copies of these documents upon request at our expense.

2007 Equity Incentive Plan

The 2007 Equity Incentive Plan permits the granting of options, restricted stock, restricted stock units, stock appreciation rights, performance units, performance shares and other stock or cash awards as the Administrator may determine.  As of November 11, 2009, the maximum number of common shares subject to options currently outstanding under the 2007 Equity Incentive Plan was approximately 973,409.  As of November 11, 2009, the maximum number of shares available for future issuance under the 2007 Equity Incentive Plan was 2,626,536.  The maximum number of shares of common stock reserved for issuance under the 2007 Equity Incentive Plan will be reduced by 1.6 shares for every one RSU granted.  The 2007 Equity Incentive Plan is administered by our board of directors or a committee appointed by our board of directors, which we refer to as the “Administrator”.  Subject to the other provisions of the 2007 Equity Incentive Plan, the Administrator has the power to determine the terms, conditions and restrictions of the RSUs granted.

Purchase price.

RSUs granted under the 2007 Equity Incentive Plan do not have a purchase price. As a result, you do not have to make any cash payment to OmniVision to receive your RSUs or the common stock to be issued upon vesting.

Vesting.

Each RSU represents the right to receive one share of our common stock on a specified future date if the RSU has vested in accordance with the vesting schedules summarized in the table and further described below, subject to your continuing to be an employee or other service provider to OmniVision through each relevant vesting date:

Remaining Vesting Schedule of Exchanged Options	Vesting Schedule of RSUs
Exchanged options that are fully vested or have less than one (1) year remaining on vesting schedule as of the expiration date	The RSUs will be scheduled to vest over a two (2) year period following the RSU grant date
Exchanged options that have one (1) year or more, but less than two (2) years remaining on vesting schedule as of the expiration date	The RSUs will be scheduled to vest over a three (3) year period following the RSU grant date
Exchanged options that have two (2) or more years remaining on the vesting schedule as of the expiration date	The RSUs will be scheduled to vest over a four (4) year period following the RSU grant date

•                  The vesting schedule of the RSUs will be determined on a grant-by-grant basis and will depend on the remaining vesting schedule of the exchanged options as of the expiration date.

•                  None of the RSUs will be vested as of the RSU grant date.

•                  No RSUs will be scheduled to vest earlier than one (1) year from the RSU grant date.

•                  The RSUs will be scheduled to vest in equal installments on an annual basis from the RSU grant date.

•                  If the exchanged options are fully vested or have less than one (1) year remaining on the vesting schedule as of the expiration date, the RSUs will vest as to 50% of the RSUs on each of the first two (2) anniversaries of the RSU grant date, so that 100% of the RSUs will be vested on the second anniversary of the RSU grant date, provided that the eligible employee remains in continued service with the Company through each vesting date.

•                  If the exchanged options have one (1) year or more, but less than two (2) years remaining on the vesting schedule as of the expiration date, the RSUs will vest as to 1/3 of the RSUs on each of the first three (3) anniversaries of the RSU grant date so that 100% of the RSUs will be vested on the third anniversary of the RSU grant date, provided that the eligible employee remains in continued service with the Company through each vesting date.

•      If the exchanged options have two (2) or more years remaining on the vesting schedule as of the expiration date, the RSUs will vest as to 25% of the RSUs on each of the first four (4) anniversaries of the RSU grant date, so that 100% of the RSUs will be vested on the fourth anniversary of the RSU grant date, provided that the eligible employee remains in continued service with the Company through each vesting date.

•      We will make minor modifications to the vesting schedule of any RSUs to eliminate fractional vesting (such that a whole number of RSUs will vest on each vesting date); this will be done by rounding down to the nearest whole number the number of RSUs that will vest on any vesting date and carrying over any fractional RSUs to the following vesting date.

•      After the RSUs vest, employment with us is not required to retain the common stock issued under the RSUs.

•      We expect the RSU grant date will be December 16, 2009. If the expiration date is extended, the RSU grant date similarly will be delayed.

•      Vesting on any given vesting date is subject to your continued service with OmniVision or one of its subsidiaries through that vesting date. If your service with OmniVision terminates before your RSUs vest, your RSUs will expire unvested and you will not be issued any shares of common stock subject to your RSUs.

Example:

Assume that you have 1,000 eligible options that are fully vested on the expiration date.  If you tender these eligible options for exchange, you will receive 294 RSUs on the RSU grant date.  Your RSUs will be scheduled to vest according to the following vesting schedule, subject to your continued service through each vesting date: 147 RSUs will vest on the first anniversary of the RSU grant date and 147 RSUs will vest on the second anniversary of the RSU grant date.

Example:

Assume that you have 1,000 eligible options that have 18 months remaining on the vesting schedule as of the expiration date.  If you tender these eligible options for exchange, you will receive 294 RSUs on the RSU grant date.  Your RSUs will be scheduled to vest according to the following vesting schedule, subject to your continued service through each vesting date: 98 RSUs will vest on the first anniversary of the RSU grant date, 98 RSUs will vest on the second anniversary of the RSU grant date and 98 RSUs will vest on the third anniversary of the RSU grant date.

Example:

Assume that you have 1,000 eligible options that have 36 months remaining on the vesting schedule as of the expiration date.  If you tender these eligible options for exchange, you will receive 294 RSUs on the RSU grant date.  Your RSUs will be scheduled to vest according to the following vesting schedule, subject to your continued service through each vesting date: 73 RSUs will vest on the first anniversary of the RSU grant date, 74 RSUs will vest on the second anniversary of the RSU grant date, 73 RSUs will vest on the third anniversary of the RSU grant date and 74 RSUs will vest on the fourth anniversary of the RSU grant date.

Form of payout.

RSUs granted pursuant to this offer and subsequently earned by an eligible employee will be paid out in shares of our common stock.  The Company will satisfy all payroll tax withholding obligations in the manner specified in your new RSU agreement.

Unvested RSUs

If your service with us terminates before your RSUs vest, your RSUs will be forfeited to us without consideration.

Adjustments upon certain events.

Events Occurring Before the RSU Grant Date.  Although we are not anticipating any merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any eligible options, which you tendered for exchange, and your eligible options will be treated in accordance with the applicable Plan and your stock option agreement.  Further, if OmniVision is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your eligible options and your rights under them will remain intact and exercisable for the time period set forth in your stock option agreement, and you will receive no RSUs in exchange for them.  If OmniVision is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the RSUs, including any adjustments to the purchase price and number of shares that will be subject to the RSUs.  Under such circumstances, the type of security and the number of shares covered by your RSUs would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition.  As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the RSUs if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock.  Depending on the structure and terms of this type of transaction, award holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition.  This could result in a greater financial benefit for those award holders who did not participate in this offer and retained their eligible options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this offer.  Termination of your employment for this or any other reason before the RSU grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.

Events Occurring After the RSU Grant Date.  In the event of that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, or any other change in the corporate structure of the Company affecting the shares occurs, the Administrator shall adjust (i) the number and class of shares reserved for issuance under our 2007 Equity Incentive Plan,

(ii) the number, class, and price of shares covered by each outstanding award, and (iii) the per person numerical share limits set forth in the 2007 Equity Incentive Plan.

In the event of a change of control as described in the 2007 Equity Incentive Plan, outstanding RSUs will be assumed or equivalent awards will be substituted by the successor corporation or a parent or subsidiary of the successor corporation.  In the event the successor corporation refuses to assume or substitute for the award, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

Transferability of RSUs.

RSUs granted in the exchange generally may not be transferred, other than by will or the laws of descent and distribution, unless the Administrator indicates otherwise in your RSU agreement.  In the event of your death, any person who acquires the RSUs by bequest or inheritance may be issued the shares subject to the RSUs.

Registration and sale of shares underlying RSUs.

All of OmniVision’s shares of common stock issuable upon the vesting of the RSUs have been registered under the Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC.  Unless you are an employee who is considered an affiliate of OmniVision for purposes of the Securities Act, you will be able to sell the shares issuable upon the vesting of your RSUs free of any transfer restrictions under applicable U.S. securities laws.

Federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the federal income tax consequences of the RSUs and exchanged options, as well as the consequences of accepting or rejecting this offer.  If you participate in the offer and are subject to tax or social insurance contributions in People’s Republic of China, Finland, Hong Kong, Japan, Singapore, South Korea, Taiwan or the United Kingdom, please refer to Schedules C — J of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.  If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you.  We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

10.          Information concerning OmniVision.

Our principal executive offices are located at 4275 Burton Drive, Santa Clara, California 95054, and our telephone number is (408) 567-3000.  Questions regarding this offer should be directed to:

Stock Administration

OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, CA 95054

Phone: (408) 653-3100

E-mail: stockadmin@ovt.com

OmniVision designs, develops and markets high performance, highly integrated and cost efficient semiconductor image-sensor devices. Our main products, image-sensing devices, capture an image electronically and are used in a number of consumer and commercial mass-market applications. Our image sensors are manufactured using the complementary metal oxide semiconductor, or CMOS, fabrication process and are predominantly single-chip solutions that integrate several distinct functions including image capture, image processing, color processing, signal conversion and output of a fully processed image or video stream. Recently, we have also integrated our image sensors with wafer-level optics, which we refer to as CameraCube™ imaging devices. Our CameraCube imaging device is a small footprint, total camera solution that we believe will enable the further miniaturization of camera products. We believe that our highly integrated image sensors and imaging devices enable camera device manufacturers to build high quality camera products that are smaller, less complex, more reliable, more cost effective and more power efficient than cameras using traditional charge-coupled devices, or CCDs.

We were incorporated in May 1995 in California, and reincorporated in Delaware in March 2000. As of April 30, 2009, we had a total of 1,328 full-time employees, 377 located in the U.S., 782 in China and the remainder in Finland, Germany, Japan, Singapore, South Korea, Sweden, Taiwan, and the United Kingdom.

The financial information in our annual report on Form 10-K for the fiscal year ended April 30, 2009, and our quarterly report on Form 10-Q for the fiscal quarter ended July 31 is incorporated herein by reference.  Please see Section 17 entitled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.          Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A.  Our named executive officers and the members of our board of directors may not participate in this offer.  As of November 11, 2009, our executive officers and directors (twelve (12) persons) as a group held options unexercised and outstanding under the Plans to purchase a total of 3,624,657 of our shares, which represented approximately 27.9% of the shares subject to all options outstanding under the Plans as of that date.

The following table sets forth the beneficial ownership of options outstanding for each of our executive officers and directors as of November 11, 2009.  The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 12,977,196 as of November 11, 2009.

Name	Position	Number of Options Outstanding	Percentage of Total Outstanding Options

Shaw Hong(*)	Chief Executive Officer, President and Director	691,500	5.3%

Xinping He(*)	Chief Operating Officer and Director	461,879	3.6%

Anson Chan(*)	Vice President of Finance and Chief Financial Officer	360,000	2.8%

Y. Vicky Chou(*)	Vice President of Global Management and General Counsel	311,500	2.4%

Ray Cisneros	Vice President of Sales, Worldwide	182,250	1.4%

Hongjun Li	Vice President of System Technology	288,626	2.2%

Bruce Weyer(*)	Vice President of Marketing, Worldwide	236,000	1.8%

Henry Yang	Vice President of Engineering	309,902	2.4%

Dr. John T. Yue	Vice President of Quality and Reliability	375,500	2.9%

Joseph Jeng(*)	Director	147,500	1.1%

Dwight Steffensen(*)	Director	120,000	**

Andrew Wang(*)	Director	140,000	1.1%

(*) Individuals not eligible to participate in the offer.

(**) Less than 1%.

Except as set forth in the table below, to the best of our knowledge, neither we, nor any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock, or in transactions involving our common stock, during the sixty (60) days before and including November 18, 2009.

  9/19/2009

               to

11/18/2009

Date	Name	Transaction	Shares	Price
9/21/2009	Xinping He	Exercise and Sell Stock Option	11,600	$17.01

12.          Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and, up to 1.7 million shares underlying the surrendered options originally granted under the 2000 Stock Plan will return to the pool of shares available for future grants under the 2007 Equity Incentive Plan.  Subject to the preceding sentence, to the extent shares returning to the 2007 Equity Incentive Plan are not fully reserved for issuance upon receipt of the RSUs to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the NASDAQ Global Select Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

We will recognize incremental compensation expense, if any, resulting from the RSUs granted in the offer.  The incremental compensation cost will be measured as the excess, if any, of the fair value of the RSUs granted to employees in exchange for surrendered eligible options, measured as of the date the RSUs are granted, over the fair value of the eligible options surrendered in the exchange for the new awards, measured immediately prior to the exchange.  The exchange ratio has been set so the fair value of the RSUs granted in the offer will be, in the aggregate, is intended to be less than the surrendered options they replace, although whether or not the fair value of the RSUs issued is greater to or less than the value of the exchanged options will depend on Black-Scholes values and vesting schedules for options actually exchanged as part of the offer. In the event that any of the RSUs are forfeited prior to their vesting due to termination of employment, the compensation expense for the forfeited RSUs will not be recognized.

13.          Legal matters; regulatory approvals.

We are not aware of any material pending legal proceedings relating to the offer or any margin requirements or anti-trust laws applicable to the offer. We are not aware of any regulatory requirements that must be complied with or approvals that must be obtained in connection with the offer. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action.  We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business.  Our obligation under the offer to accept tendered options for exchange and to grant RSUs for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting RSUs on the RSU grant date, we will not grant any RSUs.  We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the RSU grant date, we will not grant any RSUs and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14.          Material income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of eligible options for RSUs pursuant to the offer for those eligible employees subject to U.S. federal income tax.  This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Option holders who exchange outstanding options for RSUs generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.  We believe that the exchange will be treated as a non-taxable exchange.

Restricted Stock Units

If you participate in the offer, you generally will not have taxable income at the time of the exchange and the RSU grant date.  However, you will recognize ordinary income as the RSUs vest and are issued to you, at which time OmniVision will also generally have a payroll tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares on the vesting date, less the amount, if any, you paid for the shares. With regard to the shares issued pursuant to the RSUs granted pursuant to the offer, you will not have paid any amount for the shares.  The Company will satisfy all payroll tax withholding obligations in the manner specified in your new RSU agreement.  Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares.  You should also note that if your RSUs constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) and (1) the vesting of all or a portion of your RSUs is accelerated in connection with your separation from service with us and (2) you are a “specified employee” (generally, a highly compensated executive) at that time, then the delivery of the accelerated shares may need to be delayed six (6) months to avoid additional taxes under Section 409A.

As noted above, we recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Stock options.

If you participate in this offer, your eligible options will be exchanged for RSUs.  So that you are able to compare the tax consequences of the RSUs to that of your eligible options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Nonstatutory stock options.

You generally will not realize taxable income upon the grant of a nonstatutory stock option.  When you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise (and any cash) you receive is greater than the exercise price you pay.  If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

We generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss will be treated as capital gain or loss.  The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than one year.  The holding period for the shares generally will begin just after the time you recognized income.  The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Incentive Stock Options

You will not realize taxable income upon the grant of an incentive stock option.  In addition, you generally will not realize taxable income upon the exercise of an incentive stock option.  However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of your death or disability, if an option is exercised more than three (3) months after your termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options. If you sell the shares of common stock acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the shares issued upon the exercise of an incentive stock option is qualifying if it is made (i) more than two (2) years after the incentive stock option grant date and (ii) more than one (1) year after the incentive stock option exercise date.

If the disposition of the shares issued upon the exercise of the incentive stock option is qualifying, any excess of the sale price of such shares over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the shares issued upon the exercise of the option (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to you at the time of the disposition. Additional gain, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless you engage in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If you engage in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

Eligible employees who hold eligible options that are incentive stock options should note that if the offer remains open for thirty (30) days or more, incentive stock options held by employees who do not participate in this offer will be considered to have been modified as of the date this offer commenced.  The date this offer commences will then be considered a new date of grant for purposes of determining whether the employee will receive favorable U.S. tax treatment with respect to the incentive stock options. In order to receive favorable U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this offer commenced (that is, more than two (2) years from November 18, 2009) and more than one (1) year after the exercise of the option (even if you do not exchange your incentive stock options for RSUs). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares issued upon the exercise of the option over the exercise price of such option will be treated as long-term capital gain.  If the offer expires as scheduled, the offer will have remained open for less than thirty (30) calendar days.

We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.  In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you.  We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

15.          Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any eligible options.  If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below.  If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date.  In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination.  Our reservation of the right to delay our acceptance and cancellation of awards elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the awards promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.  As a reminder, if a particular option expires after commencement, but before cancellation under the offer, that particular option is not eligible for exchange.  Therefore, if we extend the offer for any reason and if a particular award that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes.  If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification.  If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.          Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

 17.         Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your awards:

1.             Our definitive proxy statement on Schedule 14A for our 2009 annual meeting of stockholders, filed with the SEC on August 10, 2009, as supplemented on September 19, 2009;

2.             Our quarterly report on Form 10-Q for our fiscal quarter ended July 31, 2009, filed with the SEC on September 9, 2009;

3.             Our annual report on Form 10-K for our fiscal year ended April 30, 2009, filed with the SEC on July 1, 2009;

4.             The information contained in our current reports on Form 8-K filed with the SEC; and

5.             The Registrant’s Registration Statement No. 000-29939 on Form 8-A filed with the SEC on March 13, 2000, in which there is described the terms, rights and provisions applicable to our common stock.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at OmniVision Technologies, Inc., 4275 Burton Drive, Santa Clara, California, 95054, Attention: General Counsel.

As you read the documents listed above, you may find some inconsistencies in information from one document to another.  If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.          Financial statements.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended April 30, 2009, filed with the SEC on July 1, 2009, quarterly report on Form 10-Q for the fiscal quarter ended July 31, 2009, filed with the SEC on September 9, 2009, and our current report on Form 8-K, furnished to (but not filed with) the SEC on August 27, 2009, are incorporated herein by reference.  Attached as Schedule B to this Offer to Exchange is a summary of certain financial information contained in the above-referenced reports.  Please see Section 17 of this Offer to Exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain the financial statements referenced above.

Book Value

We had a book value per share of $9.62 on July 31, 2009 (calculated using the book value as of July 31, 2009 divided by the number of outstanding shares of our common stock as of July 31, 2009).

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Three Months Ended July 31, 2009	Fiscal Year Ended April 30, 2009	Fiscal Year Ended April 30, 2008
Ratio of Earnings to Fixed Charges	—	—	46.8

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges.  For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges.  Fixed charges consist of interest expenses.

Due to our losses for the three months ended July 31, 2009 and for the year ended April 30, 2009, the ratio coverage was less than 1:1. Additional earnings of $8.1 million and $38.2 million for the three months ended July 31, 2009 and for the year ended April 30, 2009, respectively, would have been required to achieve a ratio of 1:1.

19.          Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will awards be accepted from, the award holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer.  You should rely only on the information in this document or documents to which we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

OmniVision Technologies, Inc.

November 18, 2009

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF OMNIVISION

The directors and executive officers of OmniVision are set forth in the following table:

Name	Position and Offices Held

Shaw Hong*	Chief Executive Officer, President and Director

Xinping He*	Chief Operating Officer and Director

Anson Chan*	Vice President of Finance and Chief Financial Officer

Y. Vicky Chou*	Vice President of Global Management and General Counsel

Ray Cisneros	Vice President of Sales, Worldwide

Hongjun Li	Vice President of System Technology

Bruce Weyer*	Vice President of Marketing, Worldwide

Henry Yang	Vice President of Engineering

Dr. John T. Yue	Vice President of Quality and Reliability

Joseph Jeng*	Director

Dwight Steffensen*	Director

Andrew Wang*	Director

The address of each executive officer and director is:

c/o OmniVision Technologies, Inc.

4275 Burton Drive

Santa Clara, California 95054

Our named executive officers and members of our board of directors (as indicated above with an *) are not eligible to participate in this offer.

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SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF OMNIVISION TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	July 31,	April 30,	April 30,
	2009	2009	2008
ASSETS
Current assets	$465,322	$432,654	$500,051
Non-current assets	233,073	234,277	218,295
Total assets	$698,395	$666,931	$718,346

LIABILITIES AND EQUITY
Current liabilities	$86,569	$52,351	$86,355
Long-term liabilities	120,672	122,242	117,816
Total liabilities	207,241	174,593	204,171

OmniVision Technologies, Inc. stockholders’ equity	487,518	488,841	509,731
Noncontrolling interest	3,636	3,497	4,444
Total equity	491,154	492,338	514,175
Total liabilities and equity	$698,395	$666,931	$718,346

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Year Ended
	July 31,		April 30,
	2009	2008	2009	2008
Revenues	$105,560	$174,279	$507,316	$799,628
Gross profit	23,670	43,893	117,882	206,251
Income (loss) from operations	(8,922)	6,211	(37,125)	64,654
Income (loss) before income taxes	(8,558)	7,536	(38,227)	76,091
Net income (loss)	(9,746)	6,123	(38,069)	65,042
Net income (loss) attributable to noncontrolling interest	110	(105)	(746)	(33)
Net income (loss) attributable to OmniVision Technologies, Inc.	$(9,856)	$6,228	$(37,323)	$65,075

Net income (loss) per share attributable to OmniVision Technologies, Inc. common stockholders:
Basic	$(0.19)	$0.12	$(0.74)	$1.20
Diluted	$(0.19)	$0.12	$(0.74)	$1.19

Shares used in computing net income (loss) per share attributable to OmniVision Technologies, Inc. common stockholders:
Basic	50,574	51,257	50,523	54,401
Diluted	50,574	51,878	50,523	54,767

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SCHEDULE C

GUIDE TO TAX & LEGAL ISSUES IN THE PEOPLE’S REPUBLIC OF CHINA

The following is a general summary of the material income tax consequences under the current law of exchange of eligible options for RSUs pursuant to the offer for those individuals who are tax residents of the People’s Republic of China. The summary is only intended to alert you to some of the material tax consequences you may want to consider in making your decision about the offer. It does not discuss all of the tax consequences that may be relevant to you in your particular circumstance nor is it intended to apply to all option holders. It particularly does not apply to you if you are a citizen or resident of another country for local law purposes. It also does not address any state, provincial or other local laws, any wealth tax, or the treatment of any dividends. In addition, you should note that tax laws change frequently, occasionally on a retroactive basis. You should consult with your tax advisor as to the tax consequences of your particular participation in the offer.

Exchange of Options for RSUs.

You likely will not be taxed as a result of the exchange of an option for RSUs.

Grant of RSUs.

You will not be taxed at the time the RSUs are granted to you.

Vesting of RSUs.

When the RSUs vest and the underlying shares become issuable, you will recognize taxable income in an amount equal to the fair market value of those shares on the vesting date.

Withholding and Reporting.

OmniVision will report and withhold all applicable income and social taxes with respect to the income recognized upon vesting of the RSUs.

Mandatory Sale of Shares.

In accordance with the terms of the RSUs agreement for grants to employees in the People’s Republic of China, you will be required to immediately sell all shares of common stock issuable upon the vesting of the RSUs.

Exchange Control Requirements.

Any sales proceeds received from the sale of shares must be repatriated to the People’s Republic of China in accordance with the requirements of the State Administration of Foreign Exchange (“SAFE”).  As a result, there may be a delay in distributing the proceeds to you.  In addition, you will be required to comply with any other requirements imposed by SAFE with respect to the RSUs granted to you.

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SCHEDULE D

GUIDE TO TAX & LEGAL ISSUES IN FINLAND

1.              Granting and vesting of RSUs

According to the Finnish Income Tax Act (1992/1535, Tuloverolaki), an employee receiving RSUs is not taxed at the time of the grant and is not required to recognize income for Finnish income tax purposes. Instead, the employee is taxed at vesting.

According to the Finnish Withholding Tax Act (1996/1118, Ennakkoperintälaki), the benefit based on employment stock options or RSUs is taxed as employment income which is subject to progressive tax rates. The amount of the taxable benefit is the fair market value of the shares on the vesting date, less the amount, if any, paid for the shares.

As the benefit received from the RSUs will constitute employment income, the employer is obligated to withhold tax and to submit annual payroll reports. However, the benefit is not subject to Finnish employment pension contribution, unemployment insurance contribution or employer’s social security contribution. Sickness insurance contribution, on the other hand, is withheld from the benefit.

2.              Exchanging vested and unvested options for RSUs

We are not aware of any substantial legal impediments for exchanging the outstanding options for RSUs. Furthermore, as taxation is triggered when the options are exercised or when the RSUs vest, no tax consequences should arise at the time of the exchange.

3.              Disposition of shares

According to the Finnish Income Tax Act, any gain or loss upon disposition of the shares shall be treated as capital gain or loss. The capital gain is taxed at a percentage rate of 28. Capital gains are computed by deducting from the sales proceeds the selling expenses and the acquisition cost (the amount taxed as employment income and the amount, if any, paid for the shares) or 20 percent of the proceeds (40 percent, if the asset was acquired more than ten years ago), whichever is the greater. Losses are deductible from gains derived in the year of the loss and in the three following years.

Please note that participation in the offer is completely voluntary and subject to the individual assessment of each eligible employee. This guide is based on the legislation in force at the date of this guide and is intended to offer only general guidance to the related tax issues in Finland. The information is subject to changes in both legal practice and practice by the authorities.

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SCHEDULE E

GUIDE TO TAX & LEGAL ISSUES IN HONG KONG

The following is a general summary of the material income tax consequences under the current law of the exchange of eligible options for RSUs pursuant to the offer for those individuals who are tax residents of Hong Kong. The summary is only intended to alert you to some of the material tax consequences you may want to consider in making your decision about the offer. It does not discuss all of the tax consequences that may be relevant to you in your particular circumstance nor is it intended to apply to all option holders. It particularly does not apply to you if you are a citizen or resident of another country for local law purposes. It also does not address any state, provincial or other local laws, any wealth tax, or the treatment of any dividends. In addition, you should note that tax laws change frequently, occasionally on a retroactive basis. You should consult with your tax advisor as to the tax consequences of your particular participation in the offer.

Exchange of Options for RSUs.

You likely will not be taxed as a result of the exchange of an option for RSUs.

Grant of RSUs.

You will not be taxed at the time the RSUs are granted to you.

Vesting of RSUs.

When the RSUs vest and the underlying shares become issuable, you will recognize taxable income in an amount equal to the fair market value of those shares on the vesting date.  Note that in certain circumstances you will be subject to income tax upon vesting even if you are not resident in Hong Kong at the time of vesting.  You should consult with your tax advisor if you plan to leave Hong Kong prior to the full vesting of your RSUs.

Sale of Shares.

When you subsequently sell the shares, you will not generally be subject to any additional tax.

Withholding.

OmniVision will report the income recognized in connection with the vesting of the RSUs, but will not withhold any income or social taxes with respect to this income. You will be responsible for directly paying all applicable taxes with respect to that income in accordance with applicable payment requirements.

Securities Disclosure.

The offer, the RSUs that you may receive in exchange for eligible option grants and any shares issued to you under the units do not constitute a public offering of securities under Hong Kong law and are available only to eligible employees of OmniVision or any of its subsidiaries.  The RSU agreement, the offer, the 2007 Equity Incentive Plan and any incidental communications that you may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong.  The offer, any RSUs that you may receive for the exchange of eligible option grants and any documentation related thereto are intended solely for the personal use of each eligible employee and may not be distributed to any other person.  If you are in doubt about any of the contents of the offer, the 2007 Equity Incentive Plan, or the applicable RSU agreement, you should obtain independent professional advice.

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SCHEDULE F

GUIDE TO TAX & LEGAL ISSUES IN JAPAN

The following is a general summary of the material income tax consequences under the current law of the exchange of eligible options for RSUs pursuant to the offer for those individuals who are tax residents of Japan. The summary is only intended to alert you to some of the material tax consequences you may want to consider in making your decision about the offer. It does not discuss all of the tax consequences that may be relevant to you in your particular circumstance nor is it intended to apply to all option holders. It particularly does not apply to you if you are a citizen or resident of another country for local law purposes. It also does not address any state, provincial or other local laws, any wealth tax, or the treatment of any dividends. In addition, you should note that tax laws change frequently, occasionally on a retroactive basis. You should consult with your tax advisor as to the tax consequences of your particular participation in the offer.

Exchange of Options for RSUs.

It is not clear whether the exchange of an option for RSUs will be a taxable event; you likely will not be taxed as a result of the exchange.  However, we strongly recommend that you consult with your tax advisor on the tax consequences of the offer.

Grant of RSUs.

You will not be taxed at the time the RSUs are granted to you.

Vesting of RSUs.

When the RSUs vest and the underlying shares become issuable, you will recognize taxable income in an amount equal to the fair market value of those shares on the vesting date.

Sale of Shares.

When you subsequently sell the shares underlying the RSUs, you will recognize capital gain in an amount equal to the difference between the sale price and the fair market value of the shares on the vesting date.

Withholding and Reporting.

OmniVision will not report or withhold income or social taxes with respect to the income recognized in connection with the vesting of the RSUs. You will be responsible for reporting this income and directly paying all applicable taxes in accordance with applicable reporting and payment requirements.

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SCHEDULE G

GUIDE TO TAX & LEGAL ISSUES IN SINGAPORE

The following is a general summary of the material income tax consequences under the current law of the exchange of eligible options for RSUs pursuant to the offer for those individuals who are tax residents of Singapore. The summary is only intended to alert you to some of the material tax consequences you may want to consider in making your decision about the offer.  It does not discuss all of the tax consequences that may be relevant to you in your particular circumstance nor is it intended to apply to all option holders. It particularly does not apply to you if you are a citizen or resident of another country for local law purposes. It also does not address any state, provincial or other local laws, any wealth tax, or the treatment of any dividends. In addition, you should note that tax laws change frequently, occasionally on a retroactive basis. You should consult with your tax advisor as to the tax consequences of your particular participation in the offer.

Exchange of Options for RSUs.

You likely will not be taxed as a result of the exchange of an option for RSUs.

Grant of RSUs.

You will not be taxed at the time the RSUs are granted to you.

Vesting of RSUs.

When the RSUs vest and the underlying shares become issuable, you will recognize taxable income in an amount equal to the fair market value of those shares on the vesting date.  Note that in certain circumstances you will be subject to income tax upon vesting even if you are not resident in Singapore at the time of vesting.  You should consult with your tax advisor if you plan to leave Singapore prior to the full vesting of your RSUs.

Sale of Shares.

When you subsequently sell the shares, you will not in general be subject to any additional tax.

Withholding and Reporting.

OmniVision will report the income recognized in connection with the vesting of the RSUs, but will not withhold any income or social taxes with respect to this income. You will be responsible for directly paying all applicable taxes with respect to that income in accordance with applicable payment requirements.

Securities Information.

The offer has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, the offer and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of RSUs may not be circulated or distributed, nor may the RSUs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to a qualifying person under Section 273(1)(f) of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) or (ii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  The offer and related documents are not a prospectus as defined in the SFA.  Eligible employees who are resident in Singapore should carefully consider whether participation in the offer is suitable for them.

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SCHEDULE H

GUIDE TO TAX & LEGAL ISSUES IN SOUTH KOREA

The following is a general summary of the material income tax consequences under the current law of the exchange of eligible options for RSUs pursuant to the offer for those individuals who are tax residents of South Korea. The summary is only intended to alert you to some of the material tax consequences you may want to consider in making your decision about the offer. It does not discuss all of the tax consequences that may be relevant to you in your particular circumstance nor is it intended to apply to all option holders. It particularly does not apply to you if you are a citizen or resident of another country for local law purposes. It also does not address any state, provincial or other local laws, any wealth tax, or the treatment of any dividends. In addition, you should note that tax laws change frequently, occasionally on a retroactive basis. You should consult with your tax advisor as to the tax consequences of your particular participation in the offer.

Exchange of Options for RSUs.

You likely will not be taxed upon the exchange of an option for RSUs.

Grant of RSUs.

You will not be taxed at the time the RSUs are granted to you.

Vesting of RSUs.

When the RSUs vest and the underlying shares become issuable, you will recognize taxable income in an amount equal to the fair market value of those shares on the vesting date.

Sale of Shares.

When you subsequently sell the shares underlying the RSUs, you will recognize capital gain in an amount equal to the difference between the sale price and the fair market value of the shares on the date of vesting.

Withholding and Reporting.

OmniVision will not report or withhold any income or social taxes with respect to the income recognized upon vesting of the RSUs. You will be responsible for reporting this income and paying all applicable taxes with respect to that income in accordance with applicable reporting and payment requirements.

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SCHEDULE I

GUIDE TO TAX & LEGAL ISSUES IN TAIWAN

The following is a general summary of the material income tax consequences under the current law of the exchange of eligible options for RSUs pursuant the offer for those individuals who are tax residents of Taiwan. The summary is only intended to alert you to some of the material tax consequences you may want to consider in making your decision about the offer. It does not discuss all of the tax consequences that may be relevant to you in your particular circumstance nor is it intended to apply to all option holders. It particularly does not apply to you if you are a citizen or resident of another country for local law purposes. It also does not address any state, provincial or other local laws, any wealth tax, or the treatment of any dividends. In addition, you should note that tax laws change frequently, occasionally on a retroactive basis. You should consult with your tax advisor as to the tax consequences of your particular participation in the offer.

Exchange of Options for RSUs.

You likely will not be taxed as a result of the exchange of an option for RSUs.

Grant of RSUs.

You will not be taxed at the time the RSUs are granted to you.

Vesting of RSUs.

When the RSUs vest and the underlying shares become issuable, you will recognize taxable income in an amount equal to the fair market value of those shares on the vesting date.

Sale of Shares.

When you subsequently sell the shares, you will not generally be subject to any additional tax.

Withholding.

OmniVision will report the income recognized in connection with the vesting of the RSUs, but will not withhold any income or social taxes on this income. You will be responsible for paying all applicable taxes with respect to that income in accordance with applicable payment requirements.

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SCHEDULE J

GUIDE TO TAX & LEGAL ISSUES IN THE UNITED KINGDOM

On the vesting of your RSUs, you will be liable to income tax on the market value of the shares you receive at your marginal rate of income tax.

Employees’ national insurance (NIC) will also be due — at a rate of 1% of the value for those earning in excess of the upper earning limit, and at a rate of approximately 11% on earnings below.

The full liability to income tax and NICs will need to be accounted for to HM Revenue & Customs by your employing company through the pay as you earn system (PAYE). Arrangements will normally be put in place for this at the time of vesting through the sale of some of your vested shares.

Capital gains tax

On the sale of all or any of the shares you acquire pursuant to your RSU(s), your liability to UK taxation of chargeable gains (CGT) will depend upon your individual circumstances.

Generally, as you have already paid income tax on the vesting of your RSU, there should be no CGT if you sell the shares immediately.  However, if you hold your shares for a period of time prior to sale, there may be CGT on the difference between the sale price of your shares and the market value of the shares you acquired at vesting.

In any event, a liability to CGT will arise only to the extent that your total chargeable gains (less allowable losses) for the tax year in which you dispose of your shares exceeds the annual exemption for that tax year.  For the tax year ending 5 April 2010, you will have an annual exemption to set against chargeable gains of £10,100. CGT is charged at a flat rate of 18% on any gains in excess of the annual exemption.  You may also be able to use the exemption of your spouse or civil partner.

It is your responsibility to disclose your capital gains tax liability on your personal tax return.

The deadlines for filing a personal tax return are as follows:

31st October — paper tax returns

If you are sent a notice to complete a tax return before or on 31 July and you want to file a paper return, you must send the completed return back to HMRC by 31 October.

If you are sent a notice to complete a tax return after 31 July, you must send the completed paper tax return back by the later of 31 October or three months following the date of issue of the notice.

30th December — online returns (for tax to be collected through your tax code)

If you wish to file your tax return online you must send it back by this date if you want HMRC to collect tax through your tax code (if possible) where you owe less than £2,000. Otherwise, you can send it to HMRC up to 31 January.

31st January: Online returns

Where a notice to complete a tax return is issued before 31 October, this date is the deadline for sending back an online tax return.

Where a notice to file a tax return is issued after 31 October, the deadline to send back the tax return is three months after the date of issue of the notice.

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